UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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COLFAX CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Statement
and
Notice of Annual Meeting
May 18, 2017 at 3 pm

Notice of 2017
Annual Meeting of Stockholders

Thursday, May 18, 2017

3:00 p.m. Local Time

Maryland Conference Center, 2720 Technology Drive,
Annapolis Junction, Maryland 20701

To Our Stockholders:

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Colfax Corporation will be held at the Maryland Conference Center located at 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Thursday, May 18, 2017 at 3:00 p.m., local time, for the following purposes:

1.	To elect the nine members of the Board of Directors named in the attached proxy statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	To hold an advisory vote to approve the compensation of our named executive officers (“say-on-pay”);
4.	To hold an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (“say-on-frequency”); and
5.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 22, 2017 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide our stockholders with the information that they need more quickly while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Colfax, your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience and thank you for your continued support of Colfax Corporation.

Dated: April 4, 2017

By Order of the Board of Directors

A. Lynne Puckett

Secretary

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Date and Time:	Thursday, May 18, 2017 at 3:00 pm EDT
Location:	2720 Technology Drive, Annapolis Junction, Maryland 20701
Record Date:	March 22, 2017

Availability of Proxy Materials – Use of Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2017: Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials primarily over the Internet. Accordingly, on or about April 4, 2017, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to vote at the Annual Meeting as of the close of business on March 22, 2017, the record date of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who May Vote

You may vote if you were a stockholder of record at the close of business on the March 22, 2017, the record date.

How to Cast Your Vote

You can vote by any of the following methods:

Via the internet (www.proxyvote.com) though May 17, 2017;

By telephone (1-800-690-6903) though May 17, 2017;

By completing, signing and returning your proxy by mail in the envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NJ 11217 by May 17, 2017; or

Via in person attendance and voting at the Annual Meeting. If you are a stockholder of record, your admission card will serve as proof of ownership. If you hold your shares through a broker, nominee or other intermediary, you must bring proof of ownership.

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Voting Matters

We are asking you to vote on the following proposals at the Annual Meeting:

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each director nominee	9
Proposal 2 – Approval of Auditors	FOR	20
Proposal 3 – Say-on-Pay	FOR	47
Proposal 4 – Say-on-Frequency	ONE YEAR	48

Board and Governance Highlights

■	Balanced Board tenure with new independent director appointed in 2016
■	Two-thirds independent Board with two female directors
■	Stock ownership requirements for officers and directors
■	Anti-hedging, anti-pledging, and clawback policies

Board Nominees (page 10)

The following table provides summary information about each director nominee:

Name	Age	Director Since	Occupation	Independent	Committee Memberships	Other Public Boards
Mitchell P. Rales	60	1995	Chairman of the Board, Colfax Corporation Chairman of the Executive Committee, Danaher Corporation		N/A	Danaher Corporation Fortive Corporation
Matthew L. Trerotola	49	2015	President and Chief Executive Officer, Colfax Corporation		N/A	None
Patrick W. Allender	70	2008	Former Executive Vice President and Chief Financial Officer, Danaher Corporation		Nominating (Chair) Audit	Brady Corporation Diebold, Incorporated
Thomas S. Gayner	55	2008	Co-Chief Executive Officer, Markel Corporation		Audit	Markel Corporation Cable One, Inc. Graham Holdings, Inc.
Rhonda L. Jordan	59	2009	Former President, Kraft		Compensation (Chair) Nominating	Ingredion, Inc.
San W. Orr, III	47	2012	Partner & Chief Operating Officer, BDT Capital Partners		N/A	None
A. Clayton Perfall	58	2010	Operating Executive, Tailwind Capital		Audit (Chair)	Comstock Holding Companies, Inc.
Rajiv Vinnakota	45	2008	Executive Vice-President, Aspen Institute		Compensation Nominating	None
Sharon Wienbar	55	2016	Venture Partner, Scale Venture Partners		Compensation	None

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

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Auditor Ratification (page 20)

We ask our stockholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Below is summary information about fees paid to Ernst & Young LLP for services provided in 2016 and 2015:

Fee Category (fees in thousands)	2016	2015
Audit Fees	$4,730	$4,880
Audit-Related Fees	—	—
Tax Fees	748	852
All Other Fees	2	2
TOTAL	$5,480	$5,733

Executive Compensation (page 23)

We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe this opportunity results in performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Our compensation program includes the following key features:

■	We link rewards to performance and foster a team-based approach by setting clear expectations that, if achieved, we believe will contributed to our overall success;

■	We emphasize long-term stockholder value creation by using stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk taking behaviors that could negatively affect long-term results;

■	We set Annual Incentive Plan operational and financial performance targets based on the results of our Board’s strategic planning process and corporate budget, and provide payouts that vary significantly from year-to-year based on the achievement of those targets; and

■	We believe the design of our overall compensation program, as well as our internal controls and policies, serve to limit excessive risk-taking behavior, as described further on page 34.

Say-on-Pay: Advisory Vote to Approve the Compensation of our Named Executive Officers (page 47)

We are asking our stockholders to approve on an advisory basis the compensation of our named executive officers. We believe our compensation programs and practices are appropriate and effective in implementing our compensation philosophy, and our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders.

Further, we have evaluated our compensation program over the course of 2016 and implemented enhancements that are aligned with stockholder interests and enhance our pay-for-performance focus. These changes are more fully described in the “Compensation Discussion & Analysis” beginning on page 23.

Say-on-Frequency: Advisory Vote to Approve the Frequency of Future Say-on-Pay Votes (page 48)

We are asking our stockholders to vote on an advisory basis on whether the vote on the compensation of our named executive officers should occur every one, two or three years. Our Board of Directors has recommended an advisory vote to approve executive compensation each year as the appropriate frequency for Colfax and its stockholders.

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Proxy Statement for Annual Meeting of Stockholders

2017 Annual Meeting

We are furnishing this Proxy Statement (the “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of Colfax Corporation (hereinafter, “Colfax,” “we,” “us” and the “Company”) of proxies for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 18, 2017, at 3:00 p.m. local time, and at any adjournments or postponements thereof. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. We first made these materials available to the Company’s stockholders entitled to vote at the Annual Meeting on or about April 4, 2017.

About Colfax Corporation

Colfax Corporation is a leading global manufacturing and engineering company that provides gas and fluid handling and fabrication technology products and services to commercial and governmental customers around the world through the Howden, ESAB and Colfax Fluid Handling businesses. Our business has been built through a series of acquisitions, as well as organic growth, since its founding in 1995. As discussed in our annual report on Form 10-K, we seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to pursue growth in revenues and improvements in profit and cash flow. To operate our businesses, we employ a comprehensive set of tools that we refer to as CBS. CBS is our business management system. It is a repeatable, teachable process that we use to create superior value for our customers, stockholders, and associates. Rooted in our core values, it is our culture. CBS provides the tools and techniques to ensure that we are continuously improving our ability to meet or exceed customer requirements on a consistent basis.

Our principal executive office is located at 420 National Business Parkway, 5th Floor, Annapolis Junction, MD, 20777. Our telephone number is (301) 323-9000 and our website is located at www.colfaxcorp.com. Our common stock trades on the New York Stock Exchange (NYSE) under the symbol CFX.

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Proposal 1	Election of Directors

Nine director nominees will be elected at the Annual Meeting, each to serve until the next annual meeting of the Company and until his or her successor is duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 18, 2017: Mitchell P. Rales, Matthew L. Trerotola, Patrick W. Allender, Thomas S. Gayner, Rhonda L. Jordan, San W. Orr, III, A. Clayton Perfall, Rajiv Vinnakota, and Sharon Wienbar. All nominees are currently serving on the Board.

Director Qualifications

Nominating Committee Criteria for Board Members

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and reviewing director nominees:

■	personal and professional integrity;

■	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

■	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

■	the interest, capacity and willingness to serve the long-term interests of the Company and its stockholders; and

■	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The charter of the Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes. In addition, the Nominating and Corporate Governance Committee annually considers its effectiveness in achieving these objectives as a part of its assessment of the overall composition of the Board. The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company. As further discussed below, certain members of our Board have experience with the business systems that are an integral part of our Company culture. In addition, we feel that the familiarity of certain Board members with our business system from their work experiences at Danaher Corporation and at our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

Board Member Service

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that the Nominating and Corporate Governance Committee and the Board considered in determining that the person should serve as a director of the Company. The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

In determining to nominate Mr. Gayner for re-election, the Nominating and Corporate Governance Committee and the Board carefully evaluated and took into account that Mr. Gayner serves as an executive officer at Markel Corporation and serves on the boards of Markel Corporation, Graham Holdings Co. and Cable One Inc. (which was a wholly-owned subsidiary of Graham Holdings until July 2015). The Nominating and Corporate Governance Committee determined, and the Board concurred, that Mr. Gayner is a valuable, productive and fully engaged director who should be re-elected to the Board. In reaching this conclusion, the Nominating and Governance Corporate Committee took note of Mr. Gayner’s stellar attendance record and role on our Board (Mr. Gayner attended all meetings of the Board and the Committees’ on which he served during 2016 and is an active participant in all Colfax Board matters), that Mr. Gayner is well-prepared for and participates actively in Board and Committee meetings, and that he brings unique experience and vision to our Board as a preeminent value investor and strategic leader from his position at Markel. Further, as of the end of 2016, Mr. Gayner is no longer serving on our Compensation Committee but remains an active member of our Audit Committee. Based on these factors, Mr. Gayner was unanimously recommended and re-nominated for election to our Board of Directors.

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Nominees for Director

The names of the nominees for director, their ages as of March 22, 2017, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

MITCHELL P. RALES

Director Since 1995

Age 60

Mitchell P. Rales is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors. Mr. Rales is a co-founder and has served as a member of the Board of Directors of Danaher Corporation since 1983 and as Chairman of Danaher’s Executive Committee since 1984, and is also a member of the Fortive Corporation Board of Directors, which was spun-off from Danaher in 2016. He has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years. Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. He helped create the Danaher Business System, on which the Colfax Business System is modeled, and has provided critical strategic guidance to the Company during its development and growth. In addition, as a result of Mr. Rales’ substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

MATTHEW L. TREROTOLA

Director Since 2015

Age 49

Matthew L. Trerotola has been our President and Chief Executive Office and has served as a director of the Company since July 2015. Prior to joining Colfax, Mr. Trerotola was an Executive Vice President and a member of DuPont’s Office of the Chief Executive, responsible for DuPont’s Electronics & Communications and Safety & Protection segments. Mr. Trerotola also had corporate responsibility for DuPont’s Asia-Pacific business. Many of Mr. Trerotola’s roles at DuPont involved applying innovation to improve margins and accelerate organic growth in global businesses. Prior to rejoining DuPont in 2013, Mr. Trerotola had served in leadership roles at Danaher since 2007, and was most recently Vice President and Group Executive for Life Sciences. Previously, Mr. Trerotola was Group Executive for Product Identification from 2009 to 2012, and President of the Videojet business from 2007 to 2009. While at McKinsey & Company from 1995 to 1999, Mr. Trerotola focused primarily on helping industrial companies accelerate growth. Mr. Trerotola’s day-to-day leadership of Colfax, combined with his significant international business experience and familiarity with the Danaher Business System, gives the Board an invaluable Company-focused perspective supplemented by his global operational expertise.

PATRICK W. ALLENDER

Director Since 2008

Age 70

Patrick W. Allender is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until his retirement in 2007. Prior to joining Danaher, Mr. Allender was an audit partner with a large international accounting firm. Mr. Allender is a director of Brady Corporation, where he is a member of the audit and corporate governance committees and the chairman of the finance committee, and a director of Diebold, Inc., where he is a member of the board finance committee and chairman of the audit committee. Mr. Allender’s prior experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management. In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

THOMAS S. GAYNER

Director Since 2008

Age 55

Thomas S. Gayner has served as a director of the Company since May 13, 2008. He is Co-Chief Executive Officer, of Markel Corporation, a financial holding company whose principal business markets and underwrites specialty insurance products. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner has served as a director of Markel Corporation since August 2016 and previously served on the Markel Corporation Board from 1998 to 2003. Mr. Gayner also currently serves on the Board of Directors of Graham Holdings Company and Cable One, Inc, as well as a director of The Davis Series Funds. Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

RHONDA L. JORDAN

Director Since 2009

Age 59

Rhonda L. Jordan has served as a director of the Company since February 17, 2009. She served as President, Global Health & Wellness, and Sustainability for Kraft Foods Inc. until 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business

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unit of Kraft. From 2006 to 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Ingredion Incorporated, where she is a member of the compensation committee, and of Bush Brothers & Company. Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations, and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

SAN W. ORR, III

Director Since 2012

Age 47

San W. Orr, III has served as a director of the Company since February 22, 2012. He is Partner & Chief Operating Officer of the investment firm BDT Capital Partners, LLC, a position he has held since 2011. Prior to joining BDT Capital in 2009, Mr. Orr spent over ten years at Goldman, Sachs & Co. in several positions, including Managing Director, GS Direct, Investment Banking Division, where he advised clients and led transaction teams on mergers and acquisitions, equity, convertible and debt financings. Mr. Orr’s background also includes public accounting experience as well as bankruptcy, corporate and securities and finance and tax law. Mr. Orr’s investment and transactional experience, as well as his vested interest as a director-nominee and Partner of a substantial Company stockholder, BDT Capital, adds both talent and further stockholder representation to our Board.

A. CLAYTON PERFALL

Director Since 2010

Age 58

A. Clayton Perfall has served as a director of the Company since September 21, 2010. He is currently an Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the healthcare and business & communications services sectors. He previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing logistics and fulfillment services, from 2008 through 2013. From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the Board of Directors of AHL Services, Inc. Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008. He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large international accounting firm. Mr. Perfall currently serves on the Boards of Directors of Tailwind Premier Holdings, LLC, Distinct Holdings Group, LLC and Comstock Holding Companies, Inc., and previously served on the Boards of Directors of Archway Marketing Services, Inc. from 2008 until 2013, RT Acquisition Corp. from 2012 until 2015 and inVentiv Health, Inc. from 1999 to 2010. He is currently the audit committee chairman for Comstock Homebuilding Companies, Inc. and served as the chair of the audit committee during his time on the board of inVentiv Health. Mr. Perfall’s significant financial expertise and experience as an audit committee chairman and public company Chief Financial Officer, combined with his substantial executive leadership background, are assets to both our Board and our Audit Committee.

RAJIV VINNAKOTA

Director Since 2008

Age 45

Rajiv Vinnakota has served as a director of the Company since May  13, 2008. He is Executive Vice-President at the Aspen Institute, leading a new division focused on youth & engagement. Prior to this new role, Mr. Vinnakota was the Co-Founder and Chief Executive Officer of The SEED Foundation, a non-profit educational organization, at which he served from 1997-2015. Mr. Vinnakota was the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting. He was also a trustee of Princeton University from 2004 until 2007 and a member of the Executive Committee of the Princeton University Board of Directors from 2006 to 2007, and he served as the national chairman of Annual Giving at Princeton from 2007 until 2009. Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

SHARON WIENBAR

Director Since 2016

Age 55

Sharon Wienbar has served as a director of the Company since June 15, 2016. She has been with Scale Venture Partners since 2001, where she led investments in technology companies and has served on the board of numerous portfolio businesses. She is also strategy consultant to Hackbright Academy, a leading software engineering training company for women, where she was previously the CEO. She serves on the boards of Applause Software Quality, Inc. and Actiance, Inc., privately-held companies in which Scale Venture Partners have invested, and previously served on the board of Everyday Health, Inc., a New York Stock Exchange-listed public company, until its acquisition in December 2016. Ms. Wienbar’s leadership of technology investments, deep understanding of innovation drivers, and business acumen bring an important perspective to our Board.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required for election of each director.

BOARD RECOMMENDATION

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

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CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board members be “independent” under the NYSE’s listing standards. In addition, the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be “independent” under the NYSE’s listing standards and, with respect to the Audit Committee, under the applicable SEC rules. In order for a director to qualify as “independent,” our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. Our Board undertook its annual review of director independence in February 2017. The Board has determined that Mr. Allender, Mr. Gayner, Ms. Jordan, Mr. Perfall, Mr. Vinnakota, and Ms. Wienbar each qualify as “independent” under the NYSE’s listing standards. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The independent members of our Board must hold at least two “executive session” meetings each year without the presence of management. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. In general, the meetings of independent directors are intended to be used as a forum to discuss such topics as they deem necessary or appropriate. Mr. Allender serves as the presiding director of the independent director executive sessions and as such leads the independent directors during these sessions.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of seven meetings during the year ended December 31, 2016, including five regularly scheduled meetings and two special meetings. In aggregate, during this time our directors attended over 95% of our Board meetings and meetings of the committees of the Board on which such directors served. During 2016, no director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which such director served. Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders. All directors attended our annual meeting of stockholders in 2016.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701. The Board committees review their respective charters on an annual basis. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

Audit Committee

Our Audit Committee met nine times during the year ended December 31, 2016. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Allender and Mr. Gayner. The Board has determined that Mr. Perfall qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s listing standards and that each member of our Audit Committee is independent under the standards of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

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Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met eleven times during the year ended December 31, 2016. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. In making its recommendations, the committee will review a candidate’s qualifications and any potential conflicts of interest and assess contributions of current directors in connection with his or her renomination. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, and communications with stockholders and other interested parties. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Ms. Jordan and Mr. Vinnakota. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s listing standards.

Compensation Committee

Our Compensation Committee met eight times during the year ended December 31, 2016. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Vinnakota, and Ms. Wienbar. The Board has determined that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, a “non-employee director” within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s listing standards for directors and compensation committee members.

The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our other executive officers. Our Chief Executive Officer plays a significant role in developing and assessing achievement against the goals and objectives for other executive officers and makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also administers all of the Company’s incentive compensation plans and equity-based compensation plans. The Compensation Committee makes recommendations to the Board regarding compensation of all executive officer hires, all elements of director compensation, and for adoption or certain amendments to incentive or equity-based compensation plans. The Compensation Committee also assists the Board in its oversight of risk related to the Company’s compensation policies and practices applicable to all Colfax associates. For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and management’s role in compensation determinations, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 23.

Since April 2009, our Compensation Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to, among other things, formulate an appropriate peer group to be used by the Compensation Committee and to provide competitive comparison data and other compensation consulting services as requested by the Compensation Committee. Additional information on the nature of the information and services provided by this independent compensation consultant can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an officer or an employee of the Company or any of its subsidiaries, and no Compensation Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

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Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates and during 2016 used third-party recruiters to identify and provide background information on possible candidates. Ms. Wienbar was first recommended to the Nominating and Corporate Governance Committee by a non-management director. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may nominate persons to be elected as directors and, as noted above, may suggest candidates for consideration by the Nominating and Corporate Governance Committee. If a stockholder wishes to suggest a person to the Nominating and Corporate Governance Committee for consideration as a director candidate, he or she must provide the same information as required of a stockholder who intends to nominate a director pursuant to the procedures contained in Section 3.3 of our Bylaws, in accordance with the same deadlines applicable to director nominations, as described below under “General Matters—Stockholder Proposals and Nominations.”

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons. We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board. Our current Chairman, Mr. Rales, is not an independent director and, as noted above in “Director Independence,” Mr. Allender serves as the presiding director for independent director executive sessions and as such leads the independent directors during these sessions.

Board Evaluation Process

The Board and its Committees conduct self-assessments annually at their February meetings. The Chair of the Nominating and Governance Committee oversees the process. The annual evaluation procedure is summarized below.

Action and Timeframe	Description
Preparation – November/December	Each director receives draft materials for the annual evaluation of (i) the Board’s performance and (ii) the performance of his or her committee(s). The materials include the Board and committee self-assessment questionnaires. In advance of the assessment, questions are revised and supplemented based on the input received from the Board members and, prior to distribution, the Chair of the Nominating Committee leads a final review in the December Board and committee meetings.
Assessment – December/January	Each director is asked to consider a list of questions to assist with the evaluation of the Board and its committees, covering topics such as Board composition, the conduct and effectiveness of meetings, quality of discussions, roles and responsibilities, quality and quantity of information provided, and other opportunities for improvement.
Review and Discussion – February	The Board and the committees thereof receive a report summarizing the annual evaluations as well as a year-over-year comparison. The reports are distributed for consideration in advance of and discussed at the February Board meeting. The committee chairs report to the Board on their respective committee evaluations, noting any actionable items. Past evaluations have addressed a wide range of topics such as Board materials, director education and on-boarding, and allocation of meeting times.
Actionable Items and Follow-Up – Ongoing	The Board and committees address any actionable items throughout the year, including a mid-year check-in and end of year assessment against the actionable items identified in February.

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Board’s Role in Risk Oversight

The Board maintains responsibility for oversight of risks that may affect the Company. The Board discharges this duty primarily through its standing committees and also considers risk in its strategic planning for the Company and in its consideration of acquisitions. The Board engages in discussions about risk at each quarterly meeting, where it receives reports from its committees, as applicable, about the risk oversight activities within their respective areas of responsibility. Specifically, the Audit Committee (i) discusses with management, those performing our internal audit function, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and risk management, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The Compensation Committee oversees certain risks associated with compensation policies and practices, as discussed below.

The Audit, Nominating and Corporate Governance and Compensation Committees each make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions, and risk considerations are presented to and discussed with the Board by management as part of strategic planning sessions and when considering potential acquisitions.

Standards of Conduct

Corporate Governance Guidelines and Pledging

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, director orientation and continuing education, and our policy prohibiting pledging.

In February 2014, the Board amended the Corporate Governance Guidelines to prohibit any future pledging of Colfax’s common stock as security under any obligation by our directors and executive officers. The Board excepted from the policy shares of Colfax common stock that were already pledged at the time the policy was adopted, but any additional share pledges are prohibited. Pledged shares of Colfax common stock do not count toward our stock ownership requirements.

Certain shares of common stock owned by Mitchell Rales, Chairman of our Board, were exempted from the policy. Notwithstanding that these shares are exempted from our policy, as part of its risk oversight function the Audit Committee of the Board reviews Mr. Rales’ share pledges on a quarterly basis to assess whether such pledging poses an undue risk to the Company. In evaluating Mr. Rales’ pledge of Colfax shares, the Audit Committee considered that Mr. Rales acquired these shares with his own funds in connection with founding the Company and did not receive them as compensation from Colfax; that, as a founder of Colfax and dedicated long-term stockholder, he has (as with many institutional stockholders) pledged a portion of his shares instead of selling shares for liquidity; and that Mr. Rales, as a founder or significant investor in other public companies (including Danaher Corporation and Fortive Corporation), has significant personal assets. In addition to taking into account the number of shares and percentage of outstanding shares pledged, the Audit Committee has also considered the degree of overcollateralization (the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness), as the Committee believes this is a key factor in assessing the degree of risk posed by the pledging arrangements. Based on its evaluation, the Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company. The Audit Committee will continue to periodically review the shares pledged as part of its risk oversight function.

Code of Business Conduct and Ethics

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which was amended and restated in 2016, that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code and investigations thereof.

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Policies on Insider Trading, Hedging and Stock Ownership

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership policies applicable to our directors and executives to promote alignment of interests between our stockholders, directors and management.

Where to Find Our Key Governance Policies

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee or a majority of the disinterested members of our Board generally must approve related person transactions in advance. The policy applies to any transaction or series of similar transactions involving more than $120,000 in which the Company is a participant and in which a “related person” has a direct or indirect material interest. “Related persons” include the Company’s directors, nominees for director, executive officers, and greater than 5% stockholders, as well as the immediate family members of the foregoing. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2016 in which (i) the Company was or is a participant, (ii) any of our directors, executive officers, beneficial owners of more than 5% of our common stock, or the immediate family members of any of the foregoing had or will have a direct or indirect material interest and (iii) the amount involved exceeds or will exceed $120,000:

Transactions with Danaher Corporation

Certain of our subsidiaries purchase products from and sell products to Danaher Corporation (“Danaher”) from time to time in the ordinary course of business and on an arms’-length basis. Such transactions are pre-approved under our Policy Regarding Related Person Transactions. In 2016, our subsidiaries purchased approximately $480,000 of products from, and sold approximately $25,000 of products to, Danaher, which is less than 0.02% of our, and of Danaher’s, gross revenues for 2016. Our subsidiaries intend to purchase products from and sell products to Danaher in the future in the ordinary course of their businesses and on an arms’-length basis. Mitchell P. Rales is the Chairman of Danaher’s executive committee and Steven M. Rales is the Chairman of Danaher’s Board of Directors, and both are the beneficial owners of at least 5% of Danaher’s outstanding common stock and our outstanding common stock.

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Contacting the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the members of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation

420 National Business Parkway, 5th Floor

Annapolis Junction, Maryland 20701

Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant director or group of directors. Our Policy on Stockholder and Interested Party Communications with the Board of Directors (the “Board Communications Policy”) requires that any stockholder communication to members of the Board prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary is copied for our files and promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from forwarded communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary maintains a list of each communication subject to this policy that is not forwarded, and on a quarterly basis delivers the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous, commercial advertising, irrelevant or similarly unsuitable is nevertheless retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

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DIRECTOR COMPENSATION

Pursuant to our compensation program for non-employee directors, our non-employee Board members (other than our chairman) receive the following:

■	an annual cash retainer of $60,000;

■	an annual equity award valued at $100,000, as calculated under the same valuation approach applied in determining our annual equity grants as described in “Compensation Discussion and Analysis—Additional Compensation Information—Equity Grant Practice,” and awarded in connection with our annual meeting of stockholders, which consists of 50% director restricted stock units that vest after one year of service on the Board and 50% director stock options, which are fully vested upon grant and exercisable for a seven-year term;

■	a $15,000 annual retainer for service as the Chair of our Audit Committee and a $10,000 annual retainer for service as Chair of the Compensation Committee or of the Nominating and Corporate Governance Committee; and

■	an initial equity grant of 5,556 restricted stock units upon joining the Board, which vest in three equal annual installments and are settled upon termination of service on the Board.

Our non-executive chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the initial or annual equity awards described above.

The Board has also approved a stock ownership policy for our directors. Each director is required to have ownership of our common stock (including shares issuable upon exercise of stock options and shares underlying restricted stock units) with a value equal to five times the annual cash retainer within five years of joining the Board. All of our directors except for Ms. Wienbar, who was appointed during 2016, have achieved these ownership targets as of the date of this Proxy Statement.

Further, our Board has adopted a policy prohibiting any director (or executive officer) from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014), and providing that pledged shares of Colfax common stock do not count toward our stock ownership requirements.

The Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units, or DSUs, in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert director restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof) at the dividend payment date.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services on our Board and the committees thereof and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

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The following table sets forth information regarding compensation paid to our directors during 2016:

DIRECTOR COMPENSATION FOR 2016

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	(2)	Option Awards ($)	(4)	Total ($)
Mitchell P. Rales	1		—		—		1
Patrick W. Allender	70,000	(1)	50,020	(3)	50,007		170,027
Thomas S. Gayner	60,000	(1)	50,020	(3)	50,007		160,027
Rhonda L. Jordan	70,000	(1)	50,020	(3)	50,007		170,027
San W. Orr, III	60,000		50,020		50,007		160,027
A. Clayton Perfall	75,000	(1)	50,020	(3)	50,007		175,027
Rajiv Vinnakota	60,000		50,020		50,007		160,027
Sharon Wienbar	32,800	(1)	155,735		—		188,535

(1)	Messrs. Allender, Gayner, Perfall and Mses. Jordan and Wienbar elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. During 2016, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 2,320, Mr. Gayner— 1,988, Ms. Jordan— 2,320 Mr. Perfall— 2,484, and Ms. Wienbar— 845. DSUs received for these cash retainers are considered “vested” and thus are not reflected in the table below.

(2)	Amounts shown in the “Stock Awards” column represent the grant date fair value for stock awards to each director during 2016, as computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”). See note 11 to our consolidated financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2017. For all directors other than Ms. Wienbar, the amounts reflect the grant date fair value of the 2016 annual grant of 2,004 restricted stock units made to each director in connection with the annual meeting of stockholders, which vest in full on May 13, 2017. For Ms. Wienbar, the amount shown reflects the grant date fair value relating to the 5,556 restricted stock units granted upon her appointment to the Board on June 15, 2016.

(3)	2,004 restricted stock units granted to each of these directors, which were awarded in connection with the annual meeting of stockholders, were converted into DSUs at the election of each director. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance. These DSUs will vest in full on May 13, 2017 in accordance with the vesting schedule applicable to the underlying restricted stock units.

(4)	Amounts represent the aggregate grant date fair value for options to purchase 4,749 shares of our common stock granted to each director in connection with the 2016 annual meeting of stockholders, as computed pursuant to FASB ASC Topic 718. See note 11 to our consolidated financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2017. The director stock options are fully vested upon grant and exercisable for a seven-year term.

As of December 31, 2016, the aggregate number of unvested stock awards and unexercised options outstanding held by our non-employee directors was as follows:

Name	Restricted Stock Units	Stock Options
Mitchell P. Rales	—	—
Patrick W. Allender	2,004	14,883
Thomas S. Gayner	2,004	14,883
Rhonda L. Jordan	2,004	14,883
San W. Orr, III	2,004	14,883
A. Clayton Perfall	2,004	14,883
Rajiv Vinnakota	2,004	14,883
Sharon Wienbar	5,556	—

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Proposal 2	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. Ernst & Young LLP has served as our independent auditor since their appointment in 2002. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. The Board of Directors and the Audit Committee believe that the retention of Ernst & Young LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders.

Representatives for Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2016 and 2015:

Fee Category (fees in thousands)	2016	2015
Audit Fees	$4,730	$4,880
Audit-Related Fees	—	—
Tax Fees	748	852
All Other Fees	2	2
TOTAL	$5,480	$5,734

Audit Fees

This category of the table above includes fees for the fiscal years ended December 31, 2016 and 2015 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits.

Audit-Related Fees

This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees

This category of the table above includes fees billed for tax compliance, tax preparation, tax planning and other tax services. For 2016, Tax Fees included approximately $476,000 for tax compliance and tax preparation and approximately $272,000 for tax planning and other tax services. For 2015, Tax Fees included approximately $389,000 for tax compliance and tax preparation and approximately $463,000 for tax planning and other tax services.

All Other Fees

This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. For 2016 and 2015, these included fees incurred for Ernst & Young LLP’s online accounting information tool.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining the independent registered public accounting firm’s independence and has concluded that such services do not impair its independence.

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Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, review and attest services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services. The Audit Committee also is responsible for overseeing the audit fee negotiations associated with the retention of Ernst & Young LLP for the audit of our financial statements. The Audit Committee has adopted a pre-approval policy to promote compliance with the NYSE’s listing standards and the applicable SEC rules and regulations relating to auditor independence. In accordance with the Audit Committee charter and the pre-approval policy, the Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP’s compensation, and pre-approves all auditing services, review and attest services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.

BOARD RECOMMENDATION

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.

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AUDIT COMMITTEE REPORT

The Audit Committee consists of A. Clayton Perfall, Patrick Allender and Thomas Gayner, who are all non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2016, the Audit Committee held nine meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which it annually reviews. The charter, which complies with all current regulatory requirements, is available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. During 2016, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s finance team. Additionally, the Audit Committee has separate private sessions, during its regularly scheduled meetings, with the Company’s independent registered public accounting firm and head of internal audit, respectively. The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm, their evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm each year and determines whether to reengage the current independent registered accounting firm or consider other independent registered accounting firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered accounting firm, the firm’s global capabilities, and the firm’s technical expertise, tenure as the Company’s independent registered accounting firm and knowledge of the Company’s global operations and businesses. In connection with the applicable audit partner rotation requirements, the Audit Committee also is involved in considering the selection of the auditors’ lead engagement partner when rotation is required. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2017. The Audit Committee reviews with the independent registered accounting firm and management, the overall audit scope and plans, as well as the results of internal and external audit examinations and evaluations by management and the independent registered accounting firm of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the Board ask stockholders, at the Company’s annual meeting, to ratify the appointment of the independent registered accounting firm (see Proposal 2 beginning on page 20).

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2016 with management and with the Company’s independent registered public accounting firm, including a discussion of the quality and suitability of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee are appraised of certifications prepared by the Chairman and Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accounting firm, who are engaged to review the quarterly consolidated financial statements of the Company, and audit and report on the annual consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting as of the Company’s year-end.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair

Patrick Allender

Thomas Gayner

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2016 should be read together with the compensation tables and related disclosures set forth under the section heading “Executive Compensation.”

Executive Summary

Named Executive Officers

The following discussion provides details regarding our executive compensation program and the compensation of our named executive officers in 2016. Our named executive officers for 2016 are:

Name	Title
Matthew Trerotola	President and Chief Executive Officer
Christopher Hix	SVP, Finance, Chief Financial Officer and Treasurer
Scott Brannan	Former SVP, Finance, Chief Financial Officer and Treasurer
Daniel Pryor	EVP, Strategy and Business Development
Shyam Kambeyanda	SVP, Colfax, ESAB President
Lynne Puckett	SVP, General Counsel and Secretary
Lynn Clark	SVP, Global Human Resources

Our Compensation Philosophy and Guiding Principles

Our executive compensation approach links compensation to Company and individual performance while aligning the long-term interests of management and stockholders. We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe this opportunity results in performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Utilizing this philosophy, our executive compensation program has been designed to:

Link rewards to performance and foster a team-based approach	Each executive has clear performance expectations and must contribute to our overall success rather than solely to objectives within his or her primary area of responsibility.
Align the performance responsibilities of executives with the long-term interests of stockholders	Our program emphasizes long-term stockholder value creation by using stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk taking behaviors that could negatively affect long-term results.
Provide transparency through simplicity of design and practices	We provide three main elements in our compensation program– base salary, Annual Incentive Plan, and long-term incentives–with an appropriate blend of purposes and incentives linked to easily understood objectives, as described further on page 25.

Fiscal 2016 Pay for Performance Alignment and Compensation Overview

Fiscal 2016 consolidated results did not meet our internal targets as market conditions were more severe than expected and our total revenue declined by 8% overall. However, restructuring initiatives were significantly expanded, improving our global cost position and contributing to our achievement of the high-end of adjusted EPS expectations. Further, we applied our business management system, CBS, to improve commercial processes, ending the year with two consecutive quarters of order growth in our Gas and Fluid Handling platform. We believe we are well-positioned for further operating improvements in 2017; however, we did not achieve certain company-wide operational and financial targets for 2016, which resulted in below-target payouts for corporate bonuses under our Annual Incentive Plan. Despite not reaching internal targets, our improved operating execution versus 2015 resulted in an increase in the bonus payout percentage compared to 2015, and our ESAB business largely achieved its internal targets.

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The key actions of our Compensation Committee and highlights of our executive compensation program in 2016 include:

■	Continued review and refinement of our compensation program for additional alignment with Company objectives and stockholder interests, including revisions made following stockholder feedback as discussed further below and on the following page under “Stockholder Engagement and Compensation Program Enhancements”;

■	The recruitment of Mr. Hix as our Chief Financial Officer and of Mr. Kambeyanda as the leader of our ESAB business, as discussed further below under “2016 Management Succession” on page 27;

■	No increases to base salary from the prior year level for any named executive officer;

■	Payout of bonuses at below target under our Annual Incentive Plan (or “AIP”) based on our performance under four objective pre-established financial performance measures, which performance resulted in a corporate payout calculation at 79% of target, as discussed further below under “Elements of Our 2016 Executive Compensation Program; Annual Incentive Plan” on page 28; and

■	Equity grants made to our named executive officers as follows:

	–	Mr. Trerotola did not receive annual equity grants in 2016 due to his new hire grant in 2015 and the special equity grant that was made in January 2016, which we discussed in both our 2016 proxy statement and below on page 31;

	–	Messrs. Hix and Kambeyanda received new hire equity awards;

	–	Mr. Pryor did not receive annual equity grants in 2016 due to the structure of his 2015 equity awards; and

	–	Mmes. Puckett and Clark received annual equity awards consistent with our past practice, each as discussed further under “Elements of Our 2016 Executive Compensation Program; Long-Term Incentives” on page 32.

Stockholder Engagement and Compensation Program Enhancements

In connection with our 2016 Annual Meeting, some stockholders raised concerns with certain compensation actions taken during 2015 and 2016, and the voting results for our Compensation Committee members at our 2016 Annual Meeting were lower than in prior years. In response and as part of our Board and management’s continued appraisal of our compensation program, we expanded our stockholder outreach during 2016, which contributed to changes in certain aspects of our compensation program going forward. We reached out to a broad spectrum of stockholders around the time of our 2016 Annual Meeting. In addition, during the second half of 2016 we held meetings to discuss and obtain additional feedback from several unaffiliated stockholders that collectively owned approximately 20% of our outstanding shares (which was in addition to the input we regularly receive from two of our largest stockholders, Mitchell Rales, Chairman of our Board, and BDT Capital Partners via San Orr, who serves on our Board of Directors). This outreach was conducted by our Chief Financial Officer and Head of Investor Relations. We received helpful questions and input regarding various aspects of our compensation program throughout this process. While stockholders were generally comfortable with the overall structure of our compensation program, we received comments and recommendations primarily addressing the frequency of our say-on-pay vote, the special equity awards granted to some of our executives in 2015 and 2016, and the design of our performance restricted stock units (“PRSUs”).

During the second half of 2016 the Compensation Committee and its independent consultant, Frederic W. Cook & Co. (“FW Cook”), with support from Colfax’s Global Human Resources team, conducted a comprehensive review of the Company’s executive compensation program in light of our Board and Compensation Committee’s evaluation and input as well as the feedback from our stockholders. As a result of this process, the Compensation Committee affirmed our commitment to align pay with performance by approving changes to increase accountability and enhance the link between individual pay and execution of our strategy to improve operating performance.

The refinements approved by the Compensation Committee and Board as a result of the continued appraisal of our compensation program and discussions with stockholders are discussed in the table below:

Colfax’s Goal	Colfax’s Approach
Increase accountability to and feedback from stockholders for our compensation program	Move from triennial say-on-pay vote to annual say-on-pay vote, as recommended in Proposal 4 on page 48.
Address concerns related to the special equity grants made in 2015 and early 2016	The special equity awards granted in November 2015 and January 2016 were a non-standard compensation element designed to address the confluence of a rapidly changing economic landscape facing our businesses and the need to attract and retain certain key executives. Although these awards have worked as designed to incentivize and retain key executives, no such special equity awards have been made following the January 2016 grant to Mr. Trerotola. We do not anticipate the use of special or multi-year awards outside of new hire packages for our executive officers going forward.
Enhance the alignment of our PRSUs with Company objectives and long-term stockholder returns	Adjust PRSUs to employ a full three-year performance period beginning with grants in 2017 and to incorporate a key operational improvement metric (three-year adjusted operating margin) and total stockholder return (TSR) over a three-year period versus a comparable benchmark index (S&P MidCap 400 Industrials).

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Further, the Compensation Committee, as a result of its consideration of the factors detailed above, approved the following compensation program structure for our executive officers applicable for the upcoming 2017 fiscal period:

Our Executive Compensation Program

Our overall executive compensation philosophy is discussed above under “Our Compensation Philosophy and Guiding Principles” on page 23.

The Compensation Committee looks at each of the three compensation elements– base salary, Annual Incentive Plan, and long-term incentives– individually while also considering the total compensation package provided to create an appropriate mix designed to incentivize our executives. Each primary element of our executive compensation program has a different purpose:

Element of Compensation	Purpose/Description	Form/Timing of Payout
Base Salary	Established at a competitive level to attract and retain our executive talent. Provides a base level of compensation that is not at risk to avoid fluctuations in compensation that could distract executives from the performance of their responsibilities.	Paid in cash throughout the year
Annual Incentive Plan (“AIP”)	Rewards our executive officers for achievement of Company and, if applicable, business operational and financial performance, and to recognize the executive’s individual performance during the year.	Paid in cash after the year has ended and performance has been measured. See page 28 for further detail.
Long-Term Incentive Plan	Align the rewards of executives with the long-term interests of stockholders by encouraging sustained and superior long-term operational and financial performance and increases in stockholder returns over an extended period of time.	See page 31 for further detail.

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Further, the charts below reflect that a majority of our named executive officers’ compensation is at-risk and driven by a mix of short and long-term financial and operational metrics, consistent with our pay for performance philosophy:

The framework of our executive compensation program includes the governance features and other specific elements discussed below:

What we do	What we don’t do
Pay for performance focus – Our AIP compensation is linked to pre-established financial and operational goals that are intended to drive performance over the yearly plan period. Options and PRSUs are linked with longer-term performance and our stock price, which we believe incentivizes long-term Company success.	No gross-up payments to cover excise taxes or perquisites – We do not provide tax gross-ups to our executives in connection with severance benefits or executive perquisites other than relocation.
Varying performance metrics under short-term and longer-term incentive plans – In balancing compensation objectives linked to short- and long-term periods of time, the Company seeks to align compensation with several performance metrics that are critical to achievement of sustained growth and stockholder value creation.	No pledging and hedging of Company stock – We prohibit our executives and directors from hedging Colfax stock and from entering into new pledge arrangements or derivative agreements using Colfax stock.
Caps on Annual Incentive payouts – Executive bonus payments are capped under our AIP, as approved by our stockholders, in part to discourage excessive risk taking. The Compensation Committee is prohibited from increasing compensation payable with respect to each performance metric once established, but retains the discretion to reduce or eliminate compensation under our AIP even if performance goals are attained.	No repricing of underwater stock options – We do not permit the repricing of underwater stock options without the express approval of our stockholders.
Double trigger provisions for change in control – Severance payable upon a change in control is only received upon executive’s employment termination without cause or resignation for good reason within two years following the change in control. This approach is commonly referred to as “double trigger.”	No compensation programs or policies that reward for material or excessive risk taking – We annually review the Company’s compensation policies and practices in relation to our risk management practice and any potential risk-taking incentives. Our most recent assessment in March 2017 concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Clawback Policy – We have a comprehensive compensation clawback policy that is triggered by a material restatement of the Company’s financial statements and applies to all of our executive officers.
Stock Ownership Policy – We have a robust stock ownership policy to further align the long-term financial interests of Company executives with those of our stockholders.
Independent Compensation Committee and Consultant – Our Compensation Committee is comprised solely of independent directors. The Compensation Consultant to the Compensation Committee during 2016, FW Cook (i) is, based on the Compensation Committee’s assessment, independent and without any conflicts of interest with the Company and (ii) has never provided any services to the Company other than the compensation-related services provided to the Compensation Committee. See page 33 for further details.

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Determination of Executive Compensation and Performance Criteria

Our executive compensation program is based on the philosophy and design outlined above with a focus on exceptional performance and continuous improvement from our management team. Within this framework, the Compensation Committee exercises its reasoned business judgment in making executive compensation decisions and takes into account recommendations by our chief executive officer with respect to the compensation of each executive officer, other than himself (see “CEO Recommendations” on page 33). Some of the factors that generally are referenced when making executive compensation decisions, none of which are assigned a particular weight, are as follows:

■	The nature of the executive’s position

■	The Compensation Committee’s assessment of pay levels and practices in our competitive marketplace. See “Peer Data Review” on page 33

■	The performance record of the executive

■	The Company’s operational and financial performance

■	The executive’s leadership potential

Further, a substantial percentage of compensation under our Annual Incentive Plan is determined solely by the achievement of annual performance criteria based on Board-approved financial and operational goals for the fiscal year. These goals are then incorporated into the metrics set for our Annual Incentive Plan and approved by the Compensation Committee, as further discussed under “Financial and Operational Metrics” on page 30. We believe that this link to our Board-established corporate and business goals establishes alignment and incentives for breakthrough results both at the business-unit level and Company-wide.

2016 Management Succession

During 2016 we announced the appointment of Mr. Hix as the Company’s Senior Vice President, Finance and Chief Financial Officer and Mr. Kambeyanda as Senior Vice President and ESAB’s President. In connection with the appointment of each we entered into compensation arrangements with them that resulted from an arm’s length negotiation. The Compensation Committee reviewed new-hire market analyses provided by FW Cook and also utilized competitive data drawn from the same list of peer companies previously reviewed by FW Cook and used as a general reference by the Compensation Committee for our other executive officers (see page 33 below). Informed by the strategic goals of the Company, the Compensation Committee and, for Mr. Hix, the Board and Compensation Committee determined to employ the same compensation program elements and principles used for our other executives.

The new hire compensation package for each is set forth in the tables below:

		Christopher Hix New Hire Compensation	Shyam Kambeyanda New Hire Compensation
Base Salary		$550,000	$ 470,000
Annual Incentive Plan Target (Percent of Base Salary)		80% (paid pro rata for 2016)	70% (guaranteed at full-year target for 2016 only)
Transition Bonus Amounts (Target Value)
■	RSUs	$500,000 (vest in three equal annual tranches beginning on the 2nd anniversary of grant)	$1,150,000 (vest in two equal annual tranches beginning on the 3rd anniversary of grant)
■	Cash Bonus	$100,000 (subject to repayment in the event of a separation in 1st year)	$1,300,000 (paid over a five-year period and contingent on future employment)
Long-Term Incentive Awards (Target Value)
■	Stock Options	$1,200,000 (vest in three equal annual tranches beginning on the 1st anniversary of grant)	$225,000 (vest in three equal annual tranches beginning on the 1st anniversary of grant)
■	PRSUs	$400,000 (subject to the achievement of specified performance criteria, vest in two equal tranches on the 3rd and 4th anniversaries of grant)	$450,000 (subject to the achievement of specified performance criteria, vest in two equal tranches on the 3rd and 4th anniversaries of grant)
■	RSUs	N/A	$225,000 (vest in three equal annual tranches beginning on the 2nd anniversary of grant)

In connection with his retirement, Mr. Brannan, the Company’s prior Chief Financial Officer, entered into a Part-Time Employment Agreement. Under this agreement, Mr. Brannan will continue as a part-time non-executive employee from October 1, 2016 until October 1, 2019 at an annual salary of $100,000. Mr. Brannan and the Company agreed that he was to be paid a pro rata bonus for 2016 at his target level for the period from January 1, 2016 until commencement of his part-time service on October 1, 2016. Prior to the commencement of his part-time service Mr. Brannan was paid at his previously agreed upon base salary level of $450,000, which was unchanged from its 2015 level.

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Elements of Our 2016 Executive Compensation Program

Base Salary

Base salaries are designed to provide compensation that is market competitive so that we can attract the best qualified individuals and retain our senior management. Base salaries are established at an executive’s hire and generally reviewed annually for potential increases. The salary levels set for our named executive officers in fiscal 2016, other than for Mr. Trerotola, who was hired in July of 2015, were based on the Compensation Committee’s assessment of the relative roles and responsibilities of management and the results of their individual performance assessments, combined with perspective from the competitive compensation data prepared by FW Cook and the Compensation Committee’s reasoned business judgment. Due to our performance in 2015 and budget considerations for the 2016 fiscal year, none of our named executive officers base salaries increased from 2015 levels. Messrs. Hix and Kambeyanda’s base salaries were set as part of their respective hires, as described above under “2016 Management Succession” on page 27. A comparison of base salary levels set for 2016 and 2015 is set forth below:

Named Executive Officer	2015 Annual Base Salary	2016 Annual Base Salary	Percentage Increase
Mr. Trerotola	$ 1,000,000	$ 1,000,000	0%
Mr. Hix	—	$ 550,000	N/A
Mr. Brannan	$ 450,000	$ 450,000	0%
Mr. Pryor	$ 515,000	$ 515,000	0%
Mr. Kambeyanda	—	$ 470,000	N/A
Ms. Puckett	$ 415,000	$ 415,000	0%
Ms. Clark	$ 385,000	$ 385,000	0%

Annual Incentive Plan

The goal of our Annual Incentive Plan is to reward our executives for achievement in key areas of Company operational and financial performance. Our Annual Incentive Plan provides our named executive officers the opportunity to receive an incentive payment that is expressed as a percentage of the executive’s base salary (i.e., “target bonus”). The target bonus incentivizes our named executive officers to achieve outstanding performance in key Company performance metrics set by our Compensation Committee and derived from goals established by our Board in its strategic planning and corporate budget for Colfax’s operational and financial performance. The performance metrics established by the Compensation Committee for business leaders reflect both Company-wide goals and business-specific performance targets. The performance measures and specific financial and operational metrics used, which are discussed below in greater detail, are set at the beginning of each year. Actual bonus amounts are determined following completion of the performance year and are based on performance relative to the pre-established goals.

Under our Annual Incentive Plan, executives can achieve a payout percentage of their target bonus ranging from threshold of 50% to maximum of 200%, with 100% target goal achievement resulting in 100% payout of the individual’s target bonus for that performance metric. The payout percentage is based on the extent to which objective pre-established financial and operational performance goals are achieved, subject to an overall adjustment upward (by up to 50%, subject to a 250% payout cap) or downward to zero based on individual achievement as measured by an individual performance factor. The individual performance factors are linked to each executive’s specific annual objectives, which are separate from the operational performance measures under the Annual Incentive Plan but are also designed to meaningfully drive Company performance, key initiatives, and build our foundation for future growth. The formulas below demonstrate how bonus calculations under the Annual Incentive Plan are made:

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Detail regarding the individual components of these formulas, including a calculation of the payout percentages and description of the individual performance factor component, follows the named executive officer bonus payout tables.

Bonuses Paid for 2016 Performance

The target and actual bonus award paid to each named executive officer under the Annual Incentive Plan for 2016, as well as the key collective achievements for the executive team, are set forth below. These bonuses are also reflected in the “Non-Equity Incentive Plan Compensation” column (or, for Mr. Kambeyanda, in the “Bonus” column) of the Summary Compensation Table below on page 37.

Matthew Trerotola
Bonus Target	$ 1,200,000
Bonus Paid	$ 1,090,000

Shyam Kambeyanda*
Bonus Target	$ 329,000
Bonus Paid	$ 329,000
*	The terms of Mr. Kambeyanda’s hire provided that his 2016 AIP award was guaranteed at the minimum of his full year target award.

Lynne Puckett
Bonus Target	$ 270,000
Bonus Paid	$ 213,000

Christopher Hix	July 1st start date
Bonus Target	$ 220,000 (pro rata)
Bonus Paid	$ 191,000 (pro rata)

Daniel Pryor
Bonus Target	$ 412,000
Bonus Paid	$ 342,000

Lynn Clark
Bonus Target	$ 250,000
Bonus Paid	$ 217,000

Key Executive Team Achievements

■	Effective execution of restructuring initiatives, contributing to our achievement of the high-end of adjusted EPS expectations and building the foundation for future earnings growth

■	Year-over-year improvement in ESAB margins

■	Acceleration of new product pipelines and renewed acquisition focus

■	Successful recruitment for and CBS immersion of new Colfax CFO and ESAB President

■	Positive ruling in asbestos litigation matter

Each of the bonuses other than Mr. Kambeyanda’s reflected above was calculated using the following formulas, with a pro rata adjustment for the portion of the year worked by Mr. Hix, before application of the individual performance factor (IPF) as described below on page 31.

NEO	Base Salary	Target Bonus Percentage		Corporate Payout Percentage		Total Annual Incentive Payout Before IPF
Matthew Trerotola	$1,000,000	X	120%	X	79%	= $	948,000
Christopher Hix	$550,000	X	80%	X	79%	= $	173,800	*
Daniel Pryor	$515,000	X	80%	X	79%	= $	325,480
Lynne Puckett	$415,000	X	65%	X	79%	= $	213,000
Lynn Clark	$385,000	X	65%	X	79%	= $	198,000
*	Adjusted pro-ratably for the period of his service during 2016.

Mr. Kambeyanda was paid out at full year target (100%) pursuant to the terms of his hire. ESAB’s payout percentage was 106%, which would have constituted 70% of his payout percentage for a composite 98% payout percentage before application of any individual performance factor or pro-ration. Mr. Kambeyanda will be a regular participant in the Annual Incentive Plan going forward.

Bonus Calculation – Target Bonus

The Compensation Committee annually reviews and approves Annual Incentive Plan target bonus percentages for each executive officer in alignment with our compensation philosophy and taking into consideration the Compensation Committee’s competitive marketplace review. For 2016, the Compensation Committee approved a target bonus percentage of base salary in the following amounts:

NEO	2015 AIP Target (percent of base salary)	2016 AIP Target
Trerotola	120%	120%
Hix	N/A	80%
Pryor	75%	80%
Kambeyanda	N/A	70%
Puckett	65%	65%
Clark	65%	65%

Targets as a percentage of base salary did not change from prior year targets except for Mr. Pryor, whose AIP target increased to better align with the Compensation Committee’s evaluation of the competitive market for executives with similar roles and experience levels.

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Bonus Calculation – Financial and Operational Metrics and 2016 Performance Results

For corporate executives, financial targets based on net sales (as adjusted), operating profit (as adjusted), working capital turns (as adjusted), and adjusted EPS constituted the performance measures under our Annual Incentive Plan before the individual performance factor was applied (as discussed further below on page 31). The Annual Incentive Plan is formulaic in nature and neither the Board, the Compensation Committee nor any executive is able to exercise any upward discretion with respect to the payout levels of each performance metric once established by the Compensation Committee. The financial and operational performance measures and corresponding weightings of these metrics for 2016 were as follows:

Measure	Weight
Net sales (as adjusted)(1)	25%
Operating Profit (as adjusted)(2)	40%
Working Capital Turns (as adjusted)(3)	20%
Adjusted EPS(4)	15%
(1)	Net sales is adjusted to exclude 2016 acquisitions, except as noted below.

(2)	Operating Profit is adjusted to remove the impact of 2016 acquisitions (except as noted below), restructuring costs, asset impairment, goodwill impairment, legacy legal and asbestos trend/coverage percentage adjustments, costs related to acquisitions in excess of budgeted amounts, and the impact of foreign currency exchange gains or losses arising from the initial recognition of a highly inflationary currency.

(3)	Working capital turns is adjusted to exclude 2016 acquisitions (except as noted below).

(4)	Adjusted EPS is defined as net income adjusted for the after-tax impact of discontinued operations, the cumulative effect of accounting changes, restructuring costs, asset impairment, goodwill impairment, legacy legal and asbestos trend/coverage percentage adjustments, costs related to acquisitions in excess of budgeted amounts, and as further adjusted for the impact of foreign currency exchange gains or losses arising from the initial recognition of a highly inflationary currency and early extinguishment of debt costs.

The Compensation Committee selected these weightings when it established the goals for the year based on the results of our Board’s strategic planning process and corporate budget. For all named executive officers, the “target goals” (the level of performance necessary to achieve the target bonus payout) were pre-established by the Compensation Committee based upon Board-approved operational and financial goals for 2016 and were set at levels that would represent significant progress in each category toward the achievement of the Company’s long-term growth objectives and align with the Board-approved corporate budget. Under the criteria established by the Compensation Committee, target goals for business and corporate metrics were adjusted to (1) account for the effect of unbudgeted currency exchange rate fluctuations on the translated financial results of businesses with operating currencies other than the U.S. dollar, and, (2) account for the inclusion in our financial results of 2016 acquisitions, but only to (i) conform with internal budgeting at the time of such adjustment and (ii) increase the financial targets required to be obtained for net sales, adjusted operating profit, or adjusted EPS goals. Adjustments are intended to measure performance based on core operational results without the impact of infrequent or unusual items, and did not lower target goals.

Payouts under our Annual Incentive Plan are calculated using the following scale, before application of the IPF (which impact is capped at a 250% maximum payout):

The 2016 corporate performance goals and achievement for each are set forth below. As shown in the table, the weighted average performance result for these corporate metrics was 79 percent of plan, compared to 52 percent of plan for 2015.

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Measure (weighting)	Target Goal	Threshold Goal	Threshold Payment	Maximum Goal	Maximum Payment	Actual Result	Payout Percentage	Net Payout Percentage based on weighting
Net sales (as adjusted) (25%)	$3.727 billion	$3.354 billion	50%	$4.099 billion	200%	$3.647 billion	89%	22%
Operating Profit (as adjusted) (40%)	$358 million	$286 million	50%	$429 million	200%	$326 million	78%	31%
Working Capital Turns (as adjusted) (20%)	5.8	5.1	50%	6.5	200%	5.1	50%	10%
Adjusted EPS (15%)	$1.57/share	$1.26/share	50%	$1.88/share	200%	$1.58/share	103%	16%
Weighted aggregate for all corporate metrics in 2016								79%
Weighted aggregate for all corporate metrics in 2015								52%

Bonus Calculation– Individual Performance Factor

In addition to the target bonus percentages and financial and operational metrics discussed above, the third and final factor under our Annual Incentive Plan is the individual performance factor. This is a multiplier that ranges from 0 to 1.5 based on individual performance, embodiment of our Company’s core values, and achievement of key performance indicators (KPIs) set in advance for each executive by our Chief Executive Officer, or, for our Chief Executive Officer, by the Board. The individual performance factor and KPIs set thereunder are included as part of the Annual Incentive Plan so that non-financial Company objectives over which the executive has primary control are factored in as part of the individual’s total annual bonus for the year. The individual performance factors for each executive were determined after evaluating each named executive officer’s performance, including the collective achievements detailed on page 29 above. For Annual Incentive Plan payouts, bonus allocations were formulated based on Board-approved budgets, with a 1.0x average payout target for participants in the Annual Incentive Plan and deviations from that average permitted if supported by performance or based on external circumstances outside of management’s control.

Long-Term Incentives

The goal of our long-term incentive plan is to align the rewards of executives with the interests of stockholders by encouraging sustained long-term improvement in operational and financial performance and long-term increase in stockholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives. In recent years, we have granted stock options and PRSUs as our main forms of equity awards, with service-based RSUs being granted primarily as recruitment or promotional awards at the time of hire or promotion. Vesting of PRSUs has been tied to both achieving a specified increase in cumulative adjusted earnings per share for any four consecutive quarters within a ten- to twelve-quarter period and satisfying a specified service period.

As discussed above under “Stockholder Engagement and Compensation Program Enhancements,” following feedback from our stockholders and a review of market practices, the Compensation Committee determined that, in 2017, vesting of PRSUs will be conditioned upon achieving a key operational improvement metric (adjusted operating margin) over a three-year period and an investor return benchmark (relative TSR vs. the S&P MidCap 400 Industrials Index), also measured over a three-year period. We also received stockholder feedback on special equity awards that were granted in 2015 to certain of our executive officers and in January 2016 to our CEO, as discussed below. These special equity awards were a non-standard compensation element designed to address the confluence of a rapidly changing economic landscape facing our businesses and the need to attract and retain certain key executives. Although these awards have worked as designed to incentivize and retain key executives, no such special equity awards have been made following the January 2016 grant to Mr. Trerotola, and we do not anticipate the use of special or multi-year awards outside of new hire packages for our executive officers going forward.

Outstanding Equity Awards

None of the outstanding PRSUs held by the named executive officers were earned in 2016. Further, all stock options granted to our named executive officers over the past four years had exercise prices higher than our closing stock price on December 31, 2016, other than awards made since November 2015.

2016 CEO Grant

As discussed in our 2016 proxy statement, Mr. Trerotola was awarded a special equity grant in January 2016, in light of the unanticipated and significantly more challenging operating conditions encountered between when we recruited Mr. Trerotola to join the Company as President and Chief Executive Officer in July 2015 and the date of the award, as well as his response of quickly accelerating Company-wide restructuring efforts. The Compensation Committee considered a number of factors at the time of the grant, including deterioration in our end-markets in the latter half of 2015 and economic variables impacting operations since his hire, as well as his significant accomplishments to that point in establishing the Company’s 2016 restructuring plans, which the Board viewed as key to achieving operational and profit targets in the coming fiscal periods. The Compensation Committee received input from FW Cook regarding the potential design of a one-time award to address these factors. In view of Mr. Trerotola’s

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importance to the Company’s strategic initiatives going forward, the Compensation Committee determined that the stock options and PRSUs granted upon his hire in 2015 were no longer operating with their designed motivational and retentive intent, and approved a grant to him with an aggregate grant date fair value of $9,000,000, consisting of two-thirds stock options and one-third PRSUs. The PRSUs will be earned if the Company achieves $1.76 in cumulative adjusted earnings per share for any four consecutive quarters beginning with the first fiscal quarter of 2016 and ending with the fourth fiscal quarter of 2018, representing at least a 10% increase over 2015 adjusted earnings per share. These awards do not begin to vest until three years from the grant date and, subject to Mr. Trerotola’s continued employment through the applicable vesting date, the awards, if earned, will vest in three equal annual installments beginning on January 4, 2019. The stock options expire seven years from the grant date.

Other 2016 Executive Equity Awards

Messrs. Hix and Kambeyanda received equity awards in connection with their hiring as described above under “2016 Management Succession” on page 27. Mr. Pryor did not receive a 2016 annual equity grant in light of equity awarded to him during 2015. Mr. Brannan received a cash award of $75,000 in lieu of a long-term incentive grant for 2016.

Annual Grants under Omnibus Incentive Plan

On February 19, 2016, the Compensation Committee granted stock options and PRSUs under the 2008 Omnibus Incentive Plan, as amended with a target aggregate value as set forth in the table below:

Annual Grant Recipient	Total Aggregate Value of Grant ($)
Ms. Puckett	800,000
Ms. Clark	700,000

Each received 50% of her award in the form of stock options and 50% of the award in the form of PRSUs in accordance with the formula approved by our Compensation Committee. Any shares underlying PRSU awards that are earned upon conclusion of the performance period will vest in two equal installments on the third and fourth anniversaries of the grant date. The PRSUs granted in February 2016 will be earned, if at all, if the Company’s cumulative adjusted earnings per share results for any four consecutive fiscal quarters beginning in 2016 and ending in 2018 equals or exceeds $1.76. Messrs. Hix and Kambeyanda’s awards included the same performance criteria, with the performance period beginning in their first full quarter of employment in 2016 and extending for three years.

Additional Compensation Information

Other Elements of Compensation–Non-Qualified Deferred Compensation and Perquisites

The Company does not maintain a pension plan and instead makes matching contributions to a tax-qualified 401(k) plan and the Colfax Corporation Excess Benefit Plan and, beginning during 2016, to our Non-Qualified Deferred Compensation Plan. We established the Excess Benefit Plan and Non-Qualified Deferred Compensation Plans, which provide participants the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code under our 401(k) plan, to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. For additional details concerning the Excess Benefit Plan and Non-Qualified Deferred Compensation Plan, please see the Non-Qualified Deferred Compensation Table and the accompanying narrative disclosure.

Aside from the benefits provided to Mr. Trerotola at the time of his hire, which include (i) an automobile allowance of $20,000 per year and (ii) personal use of a private aircraft chartered by the Company and/or personal financial planning services (or any combination thereof) in an aggregate amount not to exceed $100,000 in compensation income (i.e., imputed income under tax rules) in any calendar year, we provide minimal perquisites including relocation assistance and benefits provided in non-U.S. locations in accordance with local practice.

Employment Agreements

Messrs. Trerotola, Pryor, and Ms. Puckett are party to the same form of employment agreement. These agreements provide for a two-year initial term, or in the case of Mr. Trerotola’s CEO Employment Agreement, a three-year initial term, with automatic one-year term extensions thereafter, unless our Board or the executive provides written notice in advance to terminate the automatic extension provision. Each executive’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive. In addition, as set forth in their current employment agreements each of Messrs. Trerotola and Pryor, and Ms. Puckett are entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 120%, 50%, and 50% respectively, of his or her base salary then in effect. The employment agreements with our executive officers provide severance benefits as well as change in control benefits, which are provided only if a termination for “good reason” or other than for “cause” occurs within two years following the change in control.

Mr. Hix’s letter agreement entered into upon his hire provides for severance and change in control benefits primarily commensurate with those provided in our employment agreements. Mr. Brannan is party to a part-time employment agreement, described under “2016 Management Succession” on page 27. Mr. Kambeyanda and Ms. Clark have not entered into employment agreements with the Company and are subject to our Executive Officer Severance Plan. No change in control benefits are provided thereunder.

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Additional details regarding the material terms of these employment agreements and Mr. Hix’s letter agreement are summarized under ” Employment Agreements” on page 32 and “Potential Payments Upon Termination or Change in Control” on page 43 and a summary of the materials terms and eligibility requirements for the Executive Officer Severance Plan is provided under “Potential Payments Upon Termination or Change in Control”.

Stock Ownership Policy and Stock Holding Requirements

Our stock ownership policy further aligns the long-term financial interests of Company executives with those of our stockholders while also serving as a risk mitigation tool. Beginning January 1, 2017, each executive at a vice president level or higher must retain at least one-half of vested equity awards, less shares withheld or sold for tax withholding obligations, until they have accumulated shares of our common stock or other qualifying forms of equity having the value described below. The ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	6x base salary
EVP/SVP	3x base salary
VP	1x base salary

Further, beginning in 2017, in complement to the stock ownership policy all executives must hold at least 50% of any vested PRSUs (net of taxes) for a minimum of one year following vesting and delivery. All of the Company’s named executive officers have achieved these ownership targets as of the date of this Proxy Statement.

CEO Recommendations

During 2016 Mr. Trerotola, provided recommendations to the Compensation Committee with respect to the compensation levels for our executive officers, other than for himself. These recommendations were based on his assessment of the executive officer’s relative experience, overall performance, and impact on the achievement of our financial and operational goals and strategic objectives, combined with perspective from the competitive review data. While the Compensation Committee took these recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its responsibilities as set forth in the Compensation Committee Charter.

Role of Compensation Consultants and Peer Data Review

Our Compensation Committee also obtains perspective from competitive data reviewed by FW Cook, the independent advisor to the Compensation Committee on matters of executive compensation. In July 2013, the Compensation Committee considered a list of peer companies recommended by FW Cook to align with the peers used by financial analysts and governance advisors covering Colfax and to reflect our growth trajectory, revenue, market capitalization and overall scope and nature of operations, which list continued to be used as a reference point by the Compensation Committee during 2016, with the exception of Dresser Rand, which was removed from the group following its acquisition in 2015. Our peer group is as follows:

Colfax Peer Group
Ametek Inc.	Illinois Tool Works Inc.	Snap-on Incorporated
Crane Co.	Joy Global Inc.	SPX Corporation
Dover Corporation	Kennametal Inc.	The Timken Company
Eaton Corporation plc	Lincoln Electric Holdings, Inc.	Valmont Industries, Inc.
Flowserve Corporation	Pentair plc	Xylem Inc.
IDEX Corporation	Rockwell Automation, Inc.	Roper Technologies, Inc.

While competitive review data drawn from this group is not used to “benchmark” the amount of compensation paid to the named executive officers (or to our executives in general), the information was utilized by the Compensation Committee as one of many reference points to assist in its compensation decisions.

Independence of Compensation Consultant

At a meeting in March 2017, the Compensation Committee considered the independence of FW Cook in light of the SEC rules regarding conflicts of interest involving compensation consultants and NYSE listing standards regarding compensation consultant independence. The Compensation Committee requested and received a letter from FW Cook addressing conflicts of interest and independence, including specific factors enumerated in both relevant SEC rules and NYSE listing standards. The Compensation Committee discussed and considered these factors, and other factors it deemed relevant, and concluded that FW Cook is independent and that its work during 2016 did not raise any conflict of interest.

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Compensation Program and Risk

As part of our continued appraisal of our compensation program, management, with oversight from the Compensation Committee, annually reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program in light of potential risks:

Compensation Program Risk Considerations

Pay Mix	■	Compensation program includes an appropriate mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.
	■	Base salaries are set at competitive levels to promote stability and provide a component of compensation that is not at risk.
Performance Metrics and Goals	■	Distinct performance metrics are used in both our short-term (AIP) and long-term incentive plans. Adjusted EPS is no longer a component of our long-term incentive plans beginning in 2017, eliminating redundancy in objectives.
	■	Our Annual Incentive Plan is designed with a payout scale (including a maximum cap) that supports our pay for performance philosophy, as set forth on page 28 above.
Long-Term Incentives	■	The equity grant portion of our compensation program, combined with our stock ownership guidelines and stock holding requirements, is designed to align the long-term interests of our executives with those of our stockholders.

We have controls and other policies in place that serve to limit excessive risk-taking behavior within our compensation program, including but not limited to the following:

Compensation Risk Mitigation Components

Compliance Risk Mitigation	■	Oversight of our compensation process and procedures by the Compensation Committee, each member of which has been determined by the Board to be independent under applicable SEC rules and NYSE listing standards;
	■	Internal controls over our financial reporting, which are maintained by management and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee; and
	■	Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our annual incentive plan and long-term incentives.
Personnel Risk Mitigation	■	Implementation of and training on Company-wide standards of conduct, as described on page 15 under “Standards of Conduct”.
Risk Mitigation Policies	■	Provisions in the Company’s insider trading policy prohibiting hedging transactions that would allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities;
	■	A policy prohibiting pledging of Company shares after February 17, 2014; and
	■	A clawback policy applicable to all executive officers.

The Compensation Committee reviewed with management the results of its assessment at a meeting in March 2017. Based on this review, the Compensation Committee concluded that the risks arising from Company compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Hedging Ban

Any director, officer or employee of the Company is prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Pledging Policy

Our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014). Any shares of Colfax common stock that were pledged prior to February 17, 2014 do not count toward our stock ownership requirements.

Clawback Policy

The Compensation Committee has adopted a clawback policy applicable to our executive officers. Under the policy, in the event the Company is required to restate its financial results due to material non-compliance with any financial reporting requirement under the securities laws as generally applied, the Board will review all bonus payments made, including all bonus payments under our Annual Incentive Plan, and all performance-based equity compensation that was earned or vested on the basis of having met or exceeded financial results during the three years prior to the date that the Company determines such restatement is required.

If the Board determines that such payments or the amount of awards earned/vested would have been lower had they been determined or calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such payments made to and/or

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equity awards earned by executive officers. The Board maintains discretion, to the extent permitted under applicable law, not to seek such recoupments if the Board determines, in the exercise of its fiduciary duties, that under the specific circumstances it would not be appropriate to seek to recover such amounts. The Company may effect such recoupment by requiring executive officers to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Equity Grant Practice

The Compensation Committee has the authority to grant equity awards. The Company does not time the grant of equity awards around material, non-public information. Grant dates are determined either as of the date of Compensation Committee approval or on the date of a specific event, such as the date of hire or promotion, for certain executive officers. The target grant value is translated into a number of shares underlying each grant using a valuation formula that, for RSUs and PRSUs, incorporates a 15-day average closing price preceding the date of Compensation Committee approval, to avoid the potential volatility impact of using a single-day closing price. Grants of equity awards (other than to newly-appointed directors or newly-hired or promoted associates) are expected to be made annually by the Compensation Committee during “open-window” periods, which are the periods when officers and directors are not expressly prohibited from trading in shares of our common stock by our applicable policies. Equity awards to newly-appointed directors, and to newly-hired or promoted associates, are expected to be made during an “open–window” period whenever possible, and, for newly-hired or promoted associates, are reviewed and approved at a regularly scheduled meeting of the Compensation Committee and made effective as of that date or as of the first date during the next “open-window” period.

The Compensation Committee has authorized the delegation of authority to our Chief Executive Officer for grants of equity awards to associates that are non-executive officers. The aggregate grant value of such equity awards may not exceed one-third of the total grant value of equity awards made during the fiscal year period, are subject to further restrictions on individual size, and are made pursuant to the terms of award agreement forms previously approved by the Board or the Compensation Committee. The effective grant date of these awards is the first day of the month following such review and approval by the CEO (and following the start date for any newly hired associates) or at a regularly scheduled Compensation Committee following such approval, subject to the “open-window” restrictions noted above. The Compensation Committee receives a report of any grants made pursuant to this delegated authority at each regularly scheduled meeting.

Rule 10b5-1 Trading Plans by Executive Officers

Certain of our executive officers have adopted written stock trading plans in accordance with Rule 10b5-1 under the Exchange Act and our own Policy on Insider Trading and Compliance. A Rule 10b5-1 Trading Plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchase or sales of our common stock. These plans are entered into during an open window period under our Policy on Insider Trading and Compliance. To date, certain named executive officers have entered into such plans (i) to sell the percentage of vested shares necessary to satisfy applicable tax withholding obligations upon the vesting and delivery of performance-based restricted stock units, or (ii) to exercise options that are approaching the end of their term.

Most Recent Say-On-Pay Vote (2014)

At our 2014 Annual Meeting, approximately 99% of the stockholder votes cast on our advisory proposal to approve the compensation of our named executive officers were voted in favor of our executive compensation proposal. Our Compensation Committee did not set or change our executive compensation policies as a result of 2014’s advisory vote results. As discussed above under “Stockholder Engagement and Compensation Program Enhancements,” our Compensation Committee has implemented a number of enhancements to our executive compensation program based on our engagement with our stockholders over the past year.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. Following stockholder approval at our 2012 Annual Meeting of Stockholders of the material terms for payment of performance-based compensation under our 2008 Omnibus Incentive Plan, as amended and at our 2016 Annual Meeting of Stockholders of the material terms for payment of performance-based compensation under our 2016 Omnibus Incentive Plan, subsequent grants of stock options and performance-based equity awards were designed in a manner intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m). Also, bonuses awarded pursuant to our Annual Incentive Plan were also designed in a manner intended to qualify as “performance-based” for the purposes of Section 162(m). However, we seek to maintain flexibility in compensating our executives, and, as a result, the Board has not adopted a policy requiring that all compensation be deductible. Our Compensation Committee assesses the impact of Section 162(m) on our compensation practices and determines what further action, if any, is appropriate, and may administer these plans (and any successor plans) in a manner that does not satisfy the requirements of Section 162(m) in order to achieve a result that the Compensation Committee determines to be appropriate. In addition, the rules and regulations promulgated under Section 162(m) are complicated and subject to change, possibly with retroactive effect, and a number of requirements must be met in order for particular awards to qualify for tax-deduction. As such, there can be no assurance that any compensation awarded or paid will be fully tax deductible.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2017 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2016 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda Jordan, Compensation Committee Chair
Rajiv Vinnakota
Sharon Wienbar

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Matthew L. Trerotola	2016	1,000,000	1,000,000	3,056,644	5,461,335	1,090,000	334,937	11,942,916
President and Chief Executive	2015	426,923	1,000,000	8,250,021	6,479,358	766,000	642,383	17,564,685
Officer
Christopher M. Hix	2016	266,539	100,000	861,394	1,200,004	191,000	101,990	2,720,927
Senior Vice President, Finance
and Chief Financial Officer
C. Scott Brannan	2016	369,231	328,125	—	—	—	55,102	752,458
Former Senior Vice President,	2015	450,000	150,000	—	—	234,000	53,369	887,369
Finance and Chief Financial Officer	2014	408,786	—	—	340,823	286,000	42,097	1,077,706
Daniel A. Pryor	2016	515,000	—	—	—	342,000	45,360	902,360
Executive Vice President, Strategy	2015	509,231	—	2,573,029	2,642,135	241,000	48,554	6,013,949
and Business Development	2014	486,537	—	—	—	300,000	50,312	836,849
Shyam Kambeyanda	2016	304,596	589,000	1,594,944	225,000	—	71,585	2,785,125
Senior Vice President, Colfax and
ESAB President
A. Lynne Puckett	2016	415,000	—	438,496	400,003	213,000	35,460	1,501,959
Senior Vice President, General
Counsel and Secretary
Lynn H. Clark	2016	385,000	—	383,681	349,998	217,000	32,460	1,368,139
Senior Vice President, Global
Head of Human Resources
(1)	For Mr. Trerotola, the amount represents two of the three installment payments of his cash signing bonus. See “2015 CEO Succession” on pages 16-17 of our 2016 Proxy Statement as filed with the SEC on April 1, 2016. For Mr. Brannan, the amount represents a bonus paid in lieu of a long-term incentive award for each of 2015 and 2016 and, for 2016, the pro rata bonus payment at target for his service during the fiscal year as agreed upon his retirement. For Messrs. Hix and Kambeyanda, the amount represents the respective cash signing bonuses paid in 2016 as negotiated upon their hire and for Mr. Kambeyanda also represents the full-year bonus at target as agreed upon on his hire.

(2)	Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on February 14, 2017. Amounts reflect the grant date fair values for awards of PRSUs, and, for Messrs. Hix and Kambeyanda, PRSUs and RSUs, which were based upon the maximum achievement levels for these awards. For 2016, for these grants the number of PRSUs or RSUs granted to each executive was determined by dividing 50% of the executive’s target aggregate long-term incentive value (or for Messrs. Hix and Kambeyanda the negotiated value of their transition bonus amounts and long-term incentive PRSU or RSU grants) by a 15-day average closing price preceding the date of Compensation Committee approval, to avoid the potential volatility impact of using a single-day closing price. See “Long-Term Incentives” above on page 31.

(3)	Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2017. For Mr. Trerotola’s grant in January 2016, the number of options granted was determined by dividing the target value of the option grant by a percentage of the 15-day average closing price preceding the date of Compensation Committee approval using assumptions consistent with those used for the Company’s prior CEO grants. For the other grants made in 2016 the number of options was determined by dividing 50% of the executive’s target aggregate long-term incentive value (or for Messrs. Hix and Kambeyanda the negotiated value of their long-term incentive stock option award) by the Black Scholes-based option value based on the closing price of our common stock on the date of date. The exercise price for stock option awards equals the closing price of our common stock on the date of grant. See “Long-Term Incentives” above on page 31.

(4)	Amounts represent the payouts pursuant to our Annual Incentive Plan. For a discussion of the performance metrics on which the 2016 Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see “Annual Incentive Plan” above on page 28.

(5)	Amounts set forth in this column for 2016 consist of the following:

Name	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(a)	Auto Allowance ($)(b)	Financial Services ($)(c)	Aircraft Usage ($)(d)	Relocation ($)(e)	Total ($)
Mr. Trerotola	95,920	18,574	12,349	188,094	—	334,937
Mr. Hix	22,292	—	—	—	79,698	101,990
Mr. Brannan	41,774	—	—	—	—	55,102
Mr. Pryor	45,360	—	—	—	—	45,360
Mr. Kambeyanda	15,900	—	—	—	55,685	71,585
Ms. Puckett	35,460	—	—	—	—	35,460
Ms. Clark	32,460	—	—	—	—	32,460
(a)	Amounts represent the aggregate Company match and Company contribution made by Colfax during 2016 to such officer’s 401(k) plan account, Excess Benefit Plan account and/or Non-Qualified Deferred Compensation Plan account. See the Nonqualified Deferred Compensation Table and accompanying narrative for additional information on the Excess Benefit Plan and Non-Qualified Deferred Compensation Plan.

(b)	Amount represents Company expenses for personal car service usage and Mr. Trerotola’s car allowance usage as reimbursed by the Company during 2016.

(c)	Amount represents amounts for financial planning services as reimbursed by the Company during 2016.

(d)	Amount represents Company expenses incurred for private plane usage in 2016. The Company is billed directly for the charter flight services used for Mr. Trerotola’s personal travel. The imputed income to Mr. Trerotola for these flights as calculated under the tax rules was $16,826 in 2016, based on the SIFL rates promulgated by the Internal Revenue Service.

(e)	Amount represents relocation expenses reimbursed by the Company pursuant to a transition-related inducement for these hires during 2016.

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Grants of Plan-Based Awards for 2016

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2016:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units Underlying Shares (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew L.	Annual Incentive Plan	—	300,000	1,200,000	3,000,000
Trerotola	PRSUs	1/4/2016				—	128,755	—				3,056,644
	Stock Options	1/4/2016								559,563	23.74	5,461,355
Christopher M.	Annual Incentive Plan	—	55,000	220,000	550,000
Hix	PRSUs	7/1/2016				—	14,414	—				382,836
	Stock Options	7/1/2016								124,611	26.56	1,200,004
	RSUs	7/1/2016							18,018	—	—	478,558
Daniel A. Pryor	Annual Incentive Plan	—	103,000	412,000	1,030,000
Shyam	PRSUs	5/13/2016				—	15,756	—				393,270
Kambeyanda	Stock Options	5/13/2016								24,644	24.96	225,000
	RSUs	5/13/2016							48,144	—	—	1,201,674
A. Lynne	Annual Incentive Plan	—	67,500	270,000	675,000
Puckett	PRSUs	2/15/2016				—	17,575	—				438,496
	Stock Options	2/15/2016								43,860	24.95	400,003
Lynn H. Clark	Annual Incentive Plan	—	62,500	250,000	625,000
	PRSUs	2/15/2016				—	15,378	—				383,681
	Stock Options	2/15/2016								38,377	24.95	349,998
(1)	Amounts represent the possible payouts under our Annual Incentive Plan. Threshold estimated possible payouts incorporate a 0.5 individual performance factor, target estimated possible payouts incorporate a 1.0 individual performance factor and maximum estimated possible payouts incorporate the 250% maximum payout cap under the Annual Incentive Plan. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2016 see the Compensation Discussion and Analysis and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, respectively. For Mr. Hix, amounts reflect proration from his hire date. Mr. Kambeyanda received a full-year bonus at target as agreed upon on his hire and Mr. Brannan received a pro rata bonus payment at target for his service during the fiscal year as agreed upon his retirement, each as included in the “Bonus” column of the Summary Compensation Table above.

(2)	Amounts represent potential shares issued under performance-based share awards. The PRSUs may be earned at the end of the performance period upon certification by the Compensation Committee that the performance metric had been met. Earned awards are then subject to an additional service-based vesting period. For Mr. Trerotola, the award vest ratably over three years, beginning on the third anniversary of the grant date, based on continued service. For the other named executive officers, vesting occurs in equal amounts on the third and fourth anniversaries of the grant date pending continued service with the Company.

(3)	For Messrs. Hix and Kambeyanda, amounts represent the restricted stock award portions of their respective signing bonuses and, for Mr. Kambeyanda, initial long-term incentive award. For Mr. Hix, the 18,018 RSUs vest ratably over three years, beginning on the third anniversary of the grant date. For Mr. Kambeyanda, 40,266 RSUs vest ratably over two years, beginning on the third anniversary of the grant date, and 7,878 RSUs vest ratably over three years, beginning on the second anniversary of the grant date.

(4)	For Mr. Trerotola, amounts represent stock option awards that vest ratably over three years, beginning on the third anniversary of the grant date, based on continued service. For the grants to the other named executive officers, amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.

(5)	The amounts shown in this column represent the full grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718. PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table shows, as of December 31, 2016, the number of outstanding stock options, performance-based restricted stock unit awards and, for Messrs. Trerotola, Hix, and Kambeyanda, restricted stock unit awards held by the named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Matthew L. Trerotola	—	538,600	39.54	7/23/2022
	—	559,563	23.74	1/3/2023
					31,614	1,135,891	—	—
					—	—	242,564	8,715,325
Christopher M. Hix	—	124,611	26.56	6/30/2023
					18,018	647,387	—	—
					—	—	14,414	517,895
C. Scott Brannan	59,713	—	15.70	10/17/2017
	17,226	—	21.77	2/23/2018
	15,801	—	35.60	2/22/2019
	13,314	—	42.25	2/17/2020
	15,670	7,835	51.17	11/30/2021
					8,485	304,866	—	—
Daniel A. Pryor	53,333	—	18.75	1/2/2018
	17,226	—	21.77	2/23/2018
	18,785	—	35.60	2/22/2019
	23,669	—	42.25	2/17/2020
	—	144,648	52.79	7/28/2020
	—	118,010	52.02	2/15/2022
	38,204	76,409	26.51	11/15/2022
					32,514	1,168,228	—	—
					—	—	63,559	2,283,675
Shyam Kambeyanda	—	24,644	24.96	5/12/2023
					48,144	1,729,814	—	—
					—	—	15,756	566,113
A. Lynne Puckett	14,355	—	21.77	2/23/2018
	14,923	—	35.60	2/22/2019
	13,018	—	42.25	2/17/2020
	12,019	8,012	68.23	2/16/2021
	9,171	18,344	52.02	2/15/2022
	14,326	28,654	26.51	11/15/2022
	—	43,860	24.95	2/14/2023
					10,263	368,750	—	—
					—	—	40,230	1,445,464
Lynn H. Clark	14,675		42.25	2/17/2020
	9,014	6,009	68.23	2/16/2021
	7,408	14,816	52.02	2/15/2022
	19,102	38,205	26.51	11/15/2022
	—	38,377	24.95	2/14/2023
					5,130	184,321	—	—
					—	—	39,068	1,403,713
					—	—	44,298	1,034,358

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(1)	The vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date except as follows: For Mr. Pryor, options granted on July 29, 2013, vest in equal amounts on the fourth and fifth anniversaries of the grant date and his options granted on February 16, 2015 vest in equal amounts on the third, fourth and fifth anniversaries of the grant date. For Mr. Trerotola, options granted on July 24, 2015 and January 4, 2016, vest in equal amounts on the third, fourth and fifth anniversaries of the grant date.

Option Grant Date	Option Expiration Date	Option Full Vesting Date (options vest over three year period except as noted above)
10/18/2010	10/17/2017	10/18/2013
1/3/2011	1/2/2018	1/3/2014
2/24/2011	2/23/2018	2/24/2014
2/23/2012	2/22/2019	2/23/2015
2/18/2013	2/17/2020	2/18/2016
7/29/2013	7/28/2020	7/29/2018
2/17/2014	2/16/2021	2/17/2017
12/1/2014	11/30/2021	12/1/2017
2/16/2015	2/15/2022	2/16/2020
7/24/2015	7/23/2022	7/24/2020
11/16/2015	11/15/2022	11/16/2018
1/4/2016	1/3/2023	1/4/2021
2/15/2016	2/14/2023	2/15/2019
5/13/2016	5/12/2023	5/13/2019
7/1/2016	7/30/2023	7/1/2019

(2)

For all named executive officers other than Messrs. Trerotola, Hix, and Kambeyanda, these amounts reflect PRSUs that were earned upon certification by the Compensation Committee that the performance metric for these awards had been met. They are subject to an additional service-based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date as follows: Mr. Brannan– 3,160 granted on February 23, 2012 and 5,325 granted on February 18, 2013; Mr. Pryor– 3,757 granted on February 23, 2012, 9,467 granted on February 18, 2013, and 19,290 granted July 19, 2013; Ms. Puckett– 2,985 granted on February 23, 2012, 5,207 granted on February 23, 2012, and 2,071 granted on July 19, 2013;

Ms. Clark– 4,686 granted on February 18, 2013. For Ms. Clark, her amount also included 444 unvested RSUs with a February 18, 2018 vesting date.

For Mr. Trerotola this amount reflects 31,614 restricted stock units received as part of his long-term incentive award made in connection with his appointment as an executive officer of the Company that will vest on December 31, 2017, subject to continued service. For Messrs. Hix and Kambeyanda, amounts represent the restricted stock award portions of their respective signing bonuses and, for Mr. Kambeyanda, initial long-term incentive award. For Mr. Hix, the 18,018 RSUs vest ratably over three years, beginning on the third anniversary of the grant date (July 1, 2016). For Mr. Kambeyanda, 40,266 RSUs vest ratably over two years, beginning on the third anniversary of the grant date, and 7,878 RSUs vest ratably over three years, beginning on the second anniversary of the grant date (each having a May 13, 2016 grant date).

(3)	The amounts shown in this column represent the market value of the unvested PRSUs or restricted stock units, as applicable, based on the closing price of the Company’s common stock on December 30, 2016, which was $35.93 per share, multiplied by the number of units, respectively, for each unvested award.
(4)	The amounts shown in this column reflect unearned PRSUs as of December 31, 2016. Once earned, these PRSUs are then subject to an additional service-based vesting period. For Mr. Trerotola, the awards, if earned, would vest ratably over three years, beginning on July 24, 2018 for 113,809 PRSUs and January 4, 2019 for 128,755 PRSUs, based on continued service. For the other named executive officers, for awards made beginning in November 2015 (Pryor– 28,746 PRSUs granted November 16, 2015; Hix– 14,414 PRSUs granted July 1, 2016; Kambeyanda– 15,756 PRSUs granted May 13, 2016; Puckett– 10,780 PRSUs granted November 16, 2015, 17,575 PRSUs granted February 15, 2016, Clark– 14,373 granted November 16, 2015, 15,378 granted February 15, 2016) vesting occurs in two equal amounts on the third and fourth anniversaries of the grant date pending continued service with the Company and, for awards made prior to November 2015 (Pryor– 34,813 PRSUs granted February 16, 2015; Puckett– 4,804 PRSUs granted February 17, 2014, 7,071 PRSUs granted February 16, 2015; Clark– 3,606 granted February 14, 2014, 5,711 granted February 16, 2015), vesting will occur in two equal installments on the fourth and fifth anniversaries of the grant date, contingent on continued employment with the Company.
(5)	The amounts shown in this column represent the market value of the unearned PRSUs based on the closing price of the Company’s common stock on December 31, 2016, multiplied by the number of units, respectively, for each unvested and unearned performance stock award.

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Employment Agreements and Executive Officer Severance Plan

Messrs. Trerotola and Pryor and Ms. Puckett are party to our current form of employment agreement for executive officers, which was adopted by the Company on September 15, 2010.

Mr. Hix’s letter agreement entered into upon his hire provides for severance and change in control benefits primarily commensurate with those provided in our employment agreements.

During 2013 we adopted an Executive Officer Severance Plan, which provides for severance benefits upon a termination without cause or for good reason for executive officers who are not otherwise contractually entitled to severance compensation. The Executive Officer Severance Plan does not provide for change in control benefits. Mr. Kambeyanda and Ms. Clark are the only named executive officers subject to this plan.

Form of Employment Agreement

On September 15, 2010, the Company adopted a new form of employment agreement for executive officers. Messrs. Trerotola and Pryor and Ms. Puckett are all parties to employment agreements based on this form, which, except for Mr. Trerotola (who has a three-year term), currently have a two-year term that is automatically extended unless the Board or the executive provides written notice to terminate the automatic extension provision. In addition, in the event we undergo a “change in control” (as described below under “Potential Payments Upon Termination or Change in Control”) during the term of the employment agreements, the agreements will be automatically extended to the second anniversary of the change in control. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

With respect to the benefits payable to each executive under these agreements upon a change in control of Colfax, the benefits are only paid upon a “double trigger,” meaning a change in control event must occur and the executive must either be terminated without cause by Colfax (or its successor) or the executive must resign for good reason. In entering into these arrangements, the Company wanted to ensure the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officer in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by a potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event. Further, any bonus payment paid in conjunction with the termination of a named executive officer will be based upon the performance of the Company, as stipulated in the Company’s Annual Incentive Plan. Additional information on certain benefits provided in the form of employment agreement in certain terminations or in connection with a change of control is discussed below under “Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested

The following table provides information for (i) Ms. Puckett’s option exercise during 2016, (ii) the vesting of the second tranche or Mr. Trerotola’s new hire RSU award on December 31, 2016, (iii) the vesting of PRSUs for Messrs. Brannan and Pryor and Mses. Puckett and Clark and the vesting of RSUs for Ms. Clark. The number of shares acquired upon exercise or vesting and the value realized before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon exercise or vesting and the closing market price of our common stock on the exercise or vesting date, less the exercise price for options. Mr. Hix and Mr. Kambeyanda realized no value from equity award exercises or vestings in 2016.

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Option Exercises and Stock Vested During Fiscal 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Trerotola	N/A	N/A	31,613	1,135,891
Scott Brannan	N/A	N/A	6,605	167,316
Daniel Pryor	N/A	N/A	7,202	182,414
Lynne Puckett	29,135	481,310	5,858	148,328
Lynn Clark	N/A	N/A	444	11,486

Nonqualified Deferred Compensation

Effective January 1, 2016, we established the Colfax Corporation Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) to provide certain select members of management and other highly compensated employees, including each of the named executive officers, with an opportunity to defer a stated percentage of their base compensation or their bonus compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Nonqualified Plan to allow these individuals to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is “unfunded,” meaning there are no assets segregated for the exclusive benefit of plan participants.

The Nonqualified Plan allows the named executive officers to defer up to 50% of their base salaries and up to 75% of their bonus compensation. In addition, during 2016 we matched up to 4% of all excess deferrals by the named executive officers and provided a 2% Company contribution. Our named executive officers vest in these Company contributions to the Nonqualified Plan on the same terms as under the Company’s 401(k) plan.

Deferrals under the Nonqualified Plan are notionally invested among a number of different mutual funds, insurance company separate accounts, indexed rates or other measurement funds, which are selected periodically by the plan administrator to best match the funds offered in the qualified 401(k) plan. Each participating named executive officer can allocate his deferrals among these notional fund investment options and may change elections at any time by making a change of election with the plan administrator. Colfax notionally invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the executive’s election to defer amounts under the Nonqualified Plan, the executive must elect the time and form of payment for the deferred amounts, which may generally be either a lump sum distribution or in quarterly installments payable over a period of one to ten years following a specified date (that must be at least one year following the end of the year to which the officer’s deferral election relates) or at least six months following the officer’s separation from service. Limited changes to deferral elections are permitted in accordance with the terms of the Nonqualified Plan. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s separation from service. Deferred amounts may alternatively be paid out in a lump sum in the event of an executive’s death or disability or in the event of an unforeseeable financial emergency, Furthermore, in the event the executive’s account balance at the time of his or her separation from service is less than $15,000, payment of the account balance will be made in a lump sum on or before the later of (i) December 31 of the calendar year of separation, or (ii) the date 2.5 months after the executive’s separation from service.

The Company also maintains the Colfax Corporation Excess Benefit Plan (the “Excess Benefit Plan”) which was frozen to new participants and future deferrals on December 31, 2015, except for the future deferrals related previous deferral elections for fiscal year 2015 bonus payments made in February 2016. Like the Nonqualified Plan, the Excess Benefit Plan is an unfunded non-qualified deferred compensation plan in which all of our named executive officers other than Messrs. Trerotola, Hix and Kembeyanda hold account balances. Like the Nonqualified Plan, amounts deferred under the Excess Benefit Plan are notionally invested in offered measurement funds as selected by the plan participant and will be distributed in accordance with participant elections and the terms of the Excess Benefit Plan following a participant’s separation from service, death or disability.

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Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Matthew L. Trerotola	50,000	80,020	7,994	—	138,014
Christopher M. Hix	9,508	6,392	141	—	16,041
C. Scott Brannan	23,407	25,874	10,525	—	255,176
Daniel A. Pryor	45,400	29,460	26,099	—	377,789
A. Lynne Puckett	112,900	19,600	50,906	—	547,756
Lynn H. Clark	32,460	16,600	5,865	—	104,438

(1)	With respect to each applicable named executive officer, amounts represent deferred salary and deferred bonus amounts granted that are reported in the Summary Compensation Table above under the applicable column.
(2)	All amounts reported in this column for each applicable named executive officer are reported in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	With respect to each applicable named executive officer’s aggregate balance, the following amounts are reported in the Summary Compensation Table in 2016 or prior years: Mr. Trerotola— $138,014, Mr. Hix— $15,900, Mr. Brannan— $129,890, Mr. Pryor— $205,590, Ms. Puckett— $132,500, Ms. Clark— $49,060.

Potential Payments Upon Termination or Change in Control

The information below describes relevant employment agreement and equity plan provisions for payments upon termination or change in control and sets forth the amount of compensation that could have been received by each of the named executive officers in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2016. The actual amounts received by Mr. Brannan in connection with his retirement are described above under “2016 Management Succession.” Mr. Brannan is entitled to no additional severance amounts upon his termination of part-time employment status. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the 401(k) plan, health care benefits and disability benefits or vested amounts payable under the Nonqualified Plan and Excess Benefit Plan described above. In addition, these benefits do not take into account any arrangements that we may provide in connection with an actual separation from service or a change in control. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the named executive officers should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, and the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event.

Employment Agreements

Pursuant to the terms of the employment agreements with each of Messrs. Trerotola and Pryor and Ms. Puckett, each executive is entitled to the following severance payments or benefits in the event his or her employment is terminated by us without “cause” or the executive resigns for “good reason” (each as described below):

■	For Mr. Trerotola, the (i) payment of his base salary then in effect for 24 months following termination, (ii) an amount equal to 200% of his target annual incentive bonus for the year of termination paid in equal installments over the 24 months following termination, and (iii) COBRA coverage for 24 months or until he becomes eligible for coverage by another company or is no longer eligible for COBRA;
■	For Mr. Pryor and Ms. Puckett, a lump sum payment equal to one times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years); and
■	For each of Messrs. Trerotola and Pryor and Ms. Puckett a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan.

In the event the executive terminates employment without “cause” or for “good reason” within three months prior to a “change in control event” (as described below), or two years after a “change in control”, each executive is entitled to the following severance payments or benefits:

■	a lump sum payment equal to two times the executive’s base salary in effect and his or her target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to the executive during the last three years);
■	a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and
■	all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

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In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

In the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination by the executive that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Each agreement further provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the SEC, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

■	“cause” means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his or her duties;
■	“change in control” means:
	–	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;
	–	during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;
	–	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; or
	–	a liquidation or dissolution of Colfax.
■	“change in control event” means the earlier to occur of a “change in control” or the execution of an agreement by Colfax providing for a change in control.
■	“good reason” means:
	–	upon or following a change in control, the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;
	–	the requirement for the executive to relocate his or her principal place of business at least 35 miles from his or her current place of business;
	–	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; or
	–	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.

Trerotola Pro-Rata Vesting Provisions

In addition, for Mr. Trerotola his CEO Performance Stock Unit Agreements provide that if he is terminated by the Company without “cause” (and not on account of disability) or resigns for “good reason” his outstanding performance-based equity awards shall vest pro-ratably only if the performance objectives are achieved as of the end of the performance period.

Hix Letter Agreement

Mr. Hix is subject to a letter agreement entered into with the Company upon his hire. Pursuant to that letter agreement, severance is to be provided in the event of termination without “cause” or for “good reason” or within three months prior to or two years after a “change in control” equivalent to that described above under our form of employment agreements, less the lump sum payment equal to the pro rata annual incentive compensation for the year of termination.

Executive Officer Severance Plan

Mr. Kambeyanda and Ms. Clark are participants in our Executive Officer Severance Plan, which provides for severance benefits upon termination without cause or for good reason for executive officers who are not otherwise contractually entitled to severance compensation pursuant to a separate agreement with the Company. Severance provided in the event of termination without “cause” or for “good reason” (each defined as in the form of employment agreement) is a lump sum payment equal to one times the executive’s base salary in effect and a pro rata payment of his or her target annual incentive compensation for the year of termination. The Executive Officer Severance Plan does not provide for any additional change in control benefits.

Equity Awards

The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or, unless assumed or substituted as discussed below, upon a “corporate transaction” (as defined below). The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved. The outstanding PRSUs will terminate and cease to

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vest upon a “corporate transaction,” unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full unless assumed or substituted as discussed below. While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below. In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for 90 days after termination of service.

A “corporate transaction” under any outstanding equity awards is generally defined as:

■	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;
■	a sale of substantially all of our assets to another person or entity; or
■	any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments

The following table provides information related to compensation payable to each named executive officer (other than Mr. Brannan, who has retired from Colfax and whose payments and benefits actually received in connection with the same are described above under “2016 Management Succession” on page 27) assuming termination of such executive’s employment on December 31, 2016, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2016. Amounts also assume the price of our common stock was $35.93, the closing price on December 31, 2016.

Potential Payments Upon Termination or Change of Control

Executive	Matthew L. Trerotola	Christopher M. Hix	Daniel A. Pryor	A. Lynne Puckett	Lynn H. Clark
Employment Agreement/Severance Plan Benefits:
Termination without “cause” or “good reason”
Payment Over 24 Months/Lump Sum Payment(1)	4,400,000	990,000	927,000	685,000	385,000
Pro Rata Incentive Compensation	1,200,000	220,000	412,000	270,000	250,000
Termination in connection with a “change of control”
Lump Sum Payment	4,400,000	1,980,000	1,854,000	1,370,000	385,000
Pro Rata Incentive Compensation	1,200,000	220,000	412,000	270,000	250,000
Accelerated Stock Options(2)	6,821,073	1,167,605	719,773	751,503	781,271
Accelerated PRSUs(3)	8,715,324	517,895	3,451,903	1,814,357	1,572,081
Accelerated RSUs(3)	2,271,782	647,387	—	—	31,903
NQDC Plans(4)	138,014	16,041	377,789	547,756	104,437
(1)	For Mr. Trerotola, the amount is paid over the 24 months following termination. For the other named executive officers, the amount is paid as a lump sum.
(2)	In addition to accelerated vesting pursuant to the employment agreements, stock options accelerate upon death, total and permanent disability, and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above. Mr. Brannan’s outstanding options would also be subject to this treatment.
(3)	Under the employment agreements, in the event of a termination in connection with a change in control, the performance objectives applicable to PRSUs will be deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination. In addition to accelerated vesting pursuant to the employment agreements, RSUs, and PRSUs for which the performance criteria have been certified as achieved, accelerate upon death, total and permanent disability and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above. Mr. Brannan’s outstanding PRSUs would also be subject to this treatment.
(4)	Amounts represent the aggregate balance of the named executive officer’s Excess Benefit Plan or Non-Qualified Deferred Compensation account as of December 31, 2016. For more details on these plans, see “Nonqualified Deferred Compensation” above.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Colfax Corporation’s equity plan information as of December 31, 2016.

Number of securities
	Number of		remaining available
	securities to		for future issuance
	be issued upon		under equity
	exercise of	Weighted-average	compensation plans
	outstanding	exercise price of	(excluding securities
	options and rights	outstanding options	reflected in column (a))
Plan Category	(a)	(b)(1)	(c)
Equity compensation plans approved by Company stockholders	5,539,041	$ 37.49	9,913,664
Equity compensation plans not approved by Company stockholders	0	0	0

(1)	The weighted average exercise price does not take into account the shares issuable upon outstanding RSUs vesting, which have no exercise price.
(2)	Includes 1,211,214 shares granted under the either the 2016 or 2008 Plan that are issuable upon the vesting of restricted stock units, including 627,316 shares that could be issued at the end of the requisite performance period for outstanding performance-based restricted stock units. This number assumes shares will be issued at the maximum vesting amount for outstanding performance-based RSUs.

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Proposal 3	Approval of Named Executive Officers’ Compensation, on a Non-Binding Advisory Basis (“Say-on-Pay”)

We are asking our stockholders to cast an advisory vote at our Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, we are asking that you vote on the following advisory resolution:

RESOLVED, that the 2016 compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Though the vote is non-binding, the Compensation Committee and the Board of Directors value your opinion and will consider the outcome of the vote in establishing our compensation philosophy and making future compensation decisions. At this time, we intend to seek stockholder approval of our executive compensation program on an annual basis.

WHY YOU SHOULD APPROVE OUR EXECUTIVE COMPENSATION PROGRAM

As discussed in our Compensation Discussion and Analysis, our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders. Further, we have evaluated our compensation program over the course of 2016 and implemented enhancements that are aligned with stockholder interests and enhance our pay for performance focus. These changes are more fully described in the “Compensation Discussion & Analysis” beginning on page 23.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required to approve the advisory vote on the compensation of our named executive officers.

BOARD RECOMMENDATION

The Board unanimously recommends that you vote FOR Proposal 3, which is advisory approval of Colfax’s named executive compensation as disclosed in this Proxy Statement. We strongly urge stockholders to review our entire Compensation Discussion and Analysis and the accompanying tables, which provides complete information on the compensation awarded to the named executive officers and the reasoning supporting those awards.

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Proposal 4	Advisory Vote on the Frequency of Future Say-on-Pay Votes

Section 14A of the Exchange Act provides our stockholders with the opportunity to recommend on an advisory basis how frequently we should conduct future advisory “say-on-pay” votes to approve the compensation of our named executive officers. In our last vote on the frequency of stockholder votes on executive compensation, held at our 2011 Annual Meeting, a majority (68% of the votes cast by our stockholders) voted for “say-on-pay” proposals to occur every three years, and in light of those voting results the Board of Directors had decided that the Company would hold an advisory vote to approve the compensation of our named executive officers every three years. However, after recent engagement with our stockholders, the Board of Directors has now determined that an advisory vote to approve executive compensation that occurs each year is a more appropriate alternative for the Company and its stockholders at this time.

You are not being asked to approve the recommendation of the Board, but instead as provided for under SEC rules, we are asking you to vote, on a non-binding advisory basis, whether future say-on-pay votes should occur every one, two or three years. Although this vote is non-binding, our Board will consider stockholder opinion on this proposal.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the votes cast is required to approve the frequency with which stockholders will cast advisory votes at our annual meetings to approve named executive officer compensation. If none of the alternatives of every one year, two years or three years receives a majority vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders.

BOARD RECOMMENDATION

Our Board of Directors unanimously recommends that stockholders vote for ONE YEAR with respect to how frequently an advisory vote to approve the compensation of our named executive officers should occur.

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BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 22, 2017 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table.

Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Holder and Director
Mitchell P. Rales	11,961,199	(1)	9.8%
5% Holders
Steven M. Rales	12,065,749	(2)	9.8%
BDT Capital Partners, LLC	11,052,187	(3)	9.0%
Principal Global Investors, LLC	8,189,253	(4)	6.7%
The Vanguard Group	6,604,418	(5)	5.3%
Directors
Patrick W. Allender	279,887	(6)(7)	*
Thomas S. Gayner	56,088	(7)	*
Rhonda L. Jordan	82,840	(7)(8)	*
San W. Orr, III	22,443	(7)	*
A. Clayton Perfall	40,242	(7)(9)	*
Rajiv Vinnakota	33,106	(7)	*
Sharon Wienbar	845	(7)	*
Named Executive Officers and Directors
Matthew L. Trerotola	29,242		*
Named Executive Officers
Christopher M. Hix	0		*
C. Scott Brannan	64,303	(10)(11)(12)(15)	*
Daniel A. Pryor	180,063	(10)(13)(15)	*
Shyam Kambeyanda	8,214	(10)(15)	*
A. Lynne Puckett	117,799	(10)(14)(15)	*
Lynn H. Clark	72,886	(10)(15)	*
All of our directors and executive officers as a group (18 persons)	13,121,586	(10)	10.6%

*	Represents beneficial ownership of less than 1%
(1)	Includes 10,000,000 shares owned by a limited liability company of which Mr. Rales is the sole member, 750,000 shares held by Colfax Capital Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, 19,388 shares held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, 854,750 shares held by the Mitchell P. Rales Family Trust, 11,500 shares held by a trust for his daughter and 4,200 shares held as custodian for his daughters. Mitchell P. Rales has sole voting power and sole dispositive power with respect to 11,191,811 shares of common stock, and shared voting power and shared dispositive power with respect to 769,388 shares of common stock. All of the securities held by the limited liability company of which Mr. Rales is the sole member, including its holdings of Colfax common stock, are pledged to secure a line of credit. This entity and Mr. Rales are in compliance with this line of credit. The business address of Mitchell P. Rales, and the limited liability company, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.
(2)	Includes 9,999,990 shares held by grantor retained annuity trusts, 750,000 shares held by Colfax Capital Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, and 19,388 shares held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders. Steven M. Rales has sole voting power and sole dispositive power with respect to 11,296,361 shares of common stock, and shared voting power and shared dispositive power with respect to 769,388 shares of common stock. The business address of Steven M. Rales is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.
(3)	The amount shown and the following information is derived from a Schedule 13D/A filed with the SEC on February 23, 2015 by (i) BDT Capital Partners, LLC (“BDT CP”), (ii) BDTCP GP I, LLC (“BDTCP GP I”), (iii) Byron D. Trott, and (iv) BDTP GP, LLC (“BDTP”) and from Forms 4 filed by Mr. Orr on June 16, 2015 and May 19, 2016. Byron D. Trott is the sole member of BDTP, which is the managing member of BDT CP. BDT CP is the manager of BDTCP GP I. Certain investment funds (the “BDT Investment Funds”) controlled by BDTCP GP I directly beneficially own, in the aggregate, 10,614,968 shares, and an employee investment vehicle controlled by BDTP (the “BDT Investment Vehicle”) directly beneficially owns 436,203 shares. BDT CP disclaims beneficial ownership of the 436,203 shares owned by the BDT Investment Vehicle. Each of the BDT Investment Funds controlled by BDTCP GP I have sole voting power and sole dispositive power with respect to the shares of common stock beneficially owned by each of them. BDT CF Acquisition Vehicle, LLC (the “BDT Investment Vehicle”) directly beneficially owns 1,703 shares transferred to it by Mr. Orr. The BDT Investment Vehicle has sole voting power and sole dispositive power with respect to shares of common stock beneficially owned by it. The business address of BDT Capital Partners, LLC is 401 N. Michigan Ave., Suite 3100, Chicago, Illinois 60611.

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(4)	The amount shown and the following information is derived from a Schedule 13G/A filed February 15, 2017 by Principal Global Investors, LLC (“Principal”), which sets forth Principal’s beneficial ownership as of December 31, 2016. According to the Schedule 13G/A, Price Associates has shared voting and dispositive power over 8,189,253 shares. The business address of Principal is 801 Grand Avenue, Des Moines, IA 50392.
(5)	The amount shown and the following information is derived from a Schedule 13G filed February 10, 2017 by The Vanguard Group (“Vanguard”), which sets forth Vanguard’s beneficial ownership as of December 31, 2016. According to the Schedule 13G, Vanguard has sole voting power over 58,807 shares, shared voting power of 9,800 shares, sole dispositive power over 6,540,914 shares, and shared dispositive power over 63,504 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Includes 83,643 shares owned by the JWA GRAT #3, 90,895 shares held by the JWA GRAT #4, 24,721 shares held by the JWA 2014 Trust, and 20,000 shares held by an irrevocable trust, of which Patrick Allender is a trustee. Mr. Allender disclaims beneficial ownership of all shares held by the JWA GRATs and the JWA 2014 Trust, except to the extent of his pecuniary interest therein.
(7)	Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for each of Messrs. Allender and Gayner and Ms. Jordan, 26,456 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2017 and will be delivered following the conclusion of service on the Board and 14,883 shares that such individuals have the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2017, (ii) for Mr. Perfall, 14,244 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2017 and will be delivered following the conclusion of service on the Board and 14,883 shares that Mr. Perfall has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 23, 2017, (iii) for Mr. Vinnakota, 11,713 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2017 and will be delivered following the conclusion of service on the Board and 14,883 shares that Mr. Vinnakota has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2017, (iv) for Mr. Orr, 5,556 DRSUs that have vested or will vest within 60 days of March 22, 2017 and will be delivered following the conclusion of service on the Board, 2,004 DRSUs that will vest within 60 days of March 22, 2017, and 14,883 shares that Mr. Orr has the right to acquire upon the exercise of director stock options that have vested will vest within 60 days of March 22, 2017, and (v) DSUs received in lieu of annual cash retainers and committee chairperson retainers that will be delivered following the conclusion of service on the Board as follows: Mr. Allender—18,322, Mr. Gayner— 14,749, Ms. Jordan— 16,501, Mr. Perfall— 11,115, and Ms. Wienbar— 845. For more information on these awards, see Director Compensation above.
(8)	Includes 18,010 shares held by a family trust, 6,587 shares held by her spouse and 403 shares held in a trust account for her spouse.
(9)	Includes 7,447 shares held by a trust.
(10)	Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of March 22, 2017. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Brannan— 44,785, Mr. Pryor— 151,217, Mr. Kambeyanda— 8,214, Ms. Puckett— 101,586, Ms. Clark— 70,309, all of our current executive officers as a group— 533,331.
(11)	Mr. Brannan’s beneficial ownership includes 17,768 DRSUs or DSUs received for service on the Board prior to his appointment as an executive officer of the Company that will be delivered following the conclusion of his part-time service to the Company.
(12)	Includes 3,753 shares held by trusts for his daughter and granddaughters.
(13)	Includes 3000 shares held by trusts for his children and 1,160 shares held in his 401(k) account.
(14)	Includes 1,035 PRSUs that will vest within 60 days of March 22, 2017 and 1,111 shares held by her spouse.
(15)	Beneficial ownership for executive officers does not reflect PRSUs that have been earned but not yet vested or that will not vest within 60 days due to additional service-based vesting conditions. However, these PRSUs, when earned via certification of the applicable performance criteria by the Compensation Committee, are reflected in Table 1 of Form 4s filed by each executive officer. This transaction is shown in the Form 4 as an acquisition of the Company’s common stock pursuant to SEC guidance regarding Section 16 reporting for grants of restricted stock awards.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership of our equity securities. To our knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2016, all reports required by Section 16(a) were filed on a timely basis.

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GENERAL MATTERS

Outstanding Stock and Voting Rights

The Board has fixed the close of business on March 22, 2017 (the “Record Date”) as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Matthew L. Trerotola to act as proxies with full power of substitution.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.

The Company will bear the total expense of this solicitation, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, Internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

The holders of shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 122,989,141 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum. In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and for the approval of the advisory vote on the compensation of our named executive officers.

For the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, the affirmation vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is the applicable approval standard for any of the affirmative alternatives (“EVERY THREE YEARS”, “EVERY TWO YEARS”, “EVERY YEAR”). Since stockholders are being given several voting choices, it is possible that no single choice will receive a majority vote. In light of the foregoing, the Board will consider the outcome of this vote when determining the frequency of holding future advisory votes on our executive compensation.

Abstentions will have no effect on the election of directors but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP or the approval of the advisory vote on the compensation of our named executive officers. For the advisory vote on the frequency of future advisory votes on our executive compensation, abstentions will have the effect of a vote not in support of any frequency alternative.

Under the rules of the New York Stock Exchange (the “NYSE”), on the ratification of the selection of our registered public accounting firm, brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions. In contrast, the remaining proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on these proposals (a “broker non-vote”). Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors. Further, broker non-votes will have no effect on the advisory vote on the compensation of our named executive officers and on the advisory vote on the frequency of future advisory vote on the compensation of our named executive officers.

Only stockholders as of the Record Date are entitled to attend the Annual Meeting in person. The names of stockholders of record will be on a list at the Annual Meeting and such stockholders may gain entry with a government-issued photo identification,

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such as a driver’s license, state-issued ID card, or passport. Beneficial stockholders who own common stock in street name, meaning through a bank, broker or other nominee, must present a government-issued photo identification and proof of beneficial stock ownership as of the Record Date (such as the Notice of Internet Availability, a copy of the proxy card received if one was sent to the stockholder or an account statement or other similar evidence showing stock ownership as of the Record Date) in order to gain entry to the Annual Meeting. Representatives of an entity that owns stock of the Company must present government-issued photo identification, evidence that they are the entity’s authorized representative or proxyholder and, if the entity is a beneficial owner, proof of the entity’s beneficial stock ownership as of the Record Date. A person who is not a stockholder will be entitled to admission only if he or she presents a valid legal proxy from a stockholder of record and government-issued photo identification. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Please note that the use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 5, 2017.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting and Exclusive Forum. Our Bylaws provide that, for a stockholder to nominate a candidate for election to the Board or propose any other business to be considered at an annual meeting other than through a proposal presented pursuant to Rule 14a-8 of the Exchange Act, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary. To be timely for an annual meeting, the stockholder’s notice must be delivered to or mailed and received by the Secretary not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting; accordingly, for the 2017 annual meeting, notice must be delivered to or mailed and received by the Secretary no later than February 17, 2018 and no earlier than January 18, 2017. However, if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the Company must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by Section 2.2 of our Bylaws with respect to each matter, other than stockholder nominations of directors, that the stockholder proposes to bring before the annual meeting. Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws. Both Section 2.2 and Section 3.3 of our Bylaws mandate certain additional information to be provided by a stockholder who wishes to introduce business or nominate a director candidate. The chairman of the annual meeting may refuse to acknowledge or introduce any nomination or proposal if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws. If the stockholder does not provide notice of a nomination or proposal within the applicable deadlines or does not comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such nomination or proposal.

Other Bylaw Provisions

Article 8 of our Bylaws provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court located within the State of Delaware or the federal district court for the District of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or Bylaws, (d) any action asserting a claim governed by the internal affairs doctrine, or (e) any other action asserting an internal corporate claim as defined in Section 115 of the Delaware General Corporation Law. Article 8 is designed to save the Company and its stockholders from the increased expense of defending against duplicative litigation brought in multiple courts, and also to provide that claims involving Delaware law are decided by Delaware courts.

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Delivery of Documents to Stockholders Sharing an Address

SEC rules permit the delivery of a single copy of a company’s annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

The broker, bank or other nominee for any stockholder who is a beneficial owner of the Company’s stock may deliver only one copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, now or in the future, should submit a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701 or call (301) 323-9000 and ask for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2016 has been made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 14, 2017. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statements but excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

A. Lynne Puckett

Secretary

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before theor meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees	For	Against	Abstain
1a Mitchell P. Rales	☐	☐	☐
1b. Matthew L. Trerotola	☐	☐	☐
1c. Patrick W. Allender	☐	☐	☐
1d. Thomas S. Gayner	☐	☐	☐
1e. Rhonda L. Jordan	☐	☐	☐
1f. San W. Orr, III	☐	☐	☐
1g. A. Clayton Perfall	☐	☐	☐
1h. Rajiv Vinnakota	☐	☐	☐
1i. Sharon Wienbar	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4.

	1 year	2 years	3 years	Abstain
4. To approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: I authorize the proxies to vote according to their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2017 Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

STOCKHOLDERS' PROXY SOLICITED BY THE BOARD OF DIRECTORS OF COLFAX CORPORATION

Mitchell P. Rales and Matthew L. Trerotola, or either of them, each with the full power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held at the Maryland Conference Center, 2720 Technology Drive, Annapolis Junction, Maryland 20701 on Thursday, May 18, 2017 at 3:00 p.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

The above named proxies will vote the shares represented hereby as directed on the other side of this card, and if no such direction is made, the above named proxies will vote "FOR" the election of all the nominees listed under Proposal 1 and "FOR" Proposals 2 and 3, and "ONE YEAR" for Proposal 4. The above named proxies may vote according to their discretion on any other matter which may properly come before the meeting or any adjournment or postponement thereof. The undersigned may revoke this proxy prior to its exercise.

Please fill the appropriate boxes, sign and date on the other side of this card.

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